Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

FaceBank GROUP, INC.

FUBOTV ACQUISITION CORP.

and

FUBOTV INC.

March 19, 2020

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Table of Contents

(continued)

Table of Contents

(continued)

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of March 19, 2020 by and among FaceBank Group, Inc., a Florida corporation (“FaceBank”), fuboTV Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of FaceBank (“Merger Sub”), and fuboTV Inc., a Delaware corporation (“fuboTV”). All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

W I T N E S S E T H:

WHEREAS, each of the respective boards of directors of FaceBank, Merger Sub and fuboTV has approved the Agreement and the transactions contemplated hereby, and deemed it advisable and in the best interest of their respective stockholders to enter into this Agreement and consummate the transactions contemplated hereby, pursuant to which, among other things, Merger Sub will be merged with and into fuboTV (the “Merger”) in accordance with the terms and conditions set forth in this Agreement and the applicable provisions of the DGCL, fuboTV will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of FaceBank and each share of fuboTV Capital Stock outstanding immediately prior to the Effective Time (as defined herein) will be cancelled and converted into the right to receive the consideration set forth herein, all upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement will be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the parties to enter into this Agreement, each of the officers and directors of fuboTV, in their respective capacities as shareholders of fuboTV, and certain other shareholders of fuboTV (such fuboTV shareholders, collectively, the “fuboTV Support Shareholders”) and certain shareholders of FaceBank (such FaceBank shareholders, collectively, the “FaceBank Support Shareholders”) has executed a lock-up agreement substantially in the form attached hereto as Exhibit A (each, a “Lock-Up Agreement”), in each case to be effective as of the Closing Date.

WHEREAS, promptly following the execution and delivery of this Agreement, as a condition and inducement to the willingness of FaceBank and Merger Sub to enter into this Agreement, fuboTV will deliver the written consent, substantially in the form attached hereto as Exhibit B (each, a “fuboTV Shareholder Written Consent”) of the fuboTV Support Shareholders, which holders collectively hold a number of shares of fuboTV Capital Stock sufficient to meet the Requisite fuboTV Shareholder Approval.

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the fuboTV to enter into this Agreement, FaceBank has obtained a secured revolving line of credit for the benefit of fuboTV in an aggregate amount of one hundred million dollars ($100,000,000), in the form attached hereto as Exhibit C (the “Closing Date Revolving Credit Facility”).

WHEREAS, ten million dollars ($10,000,000) of the Closing Date Revolving Credit Facility shall be delivered to fuboTV on the later of (i) the Closing Date and (ii) April 1, 2020 (but only if the Closing has occurred).

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WHEREAS, promptly following the execution and delivery of this Agreement and concurrently with the delivery to FaceBank of the Requisite fuboTV Shareholder Approval, as a condition and inducement to the willingness of the fuboTV to enter into this Agreement, FaceBank shall fund from the FaceBank cash balance, a junior secured loan, in an aggregate amount of no less than ten million dollars ($10,000,000) pursuant to the signing date loan agreement] set forth on Exhibit D (the “Signing Date Loan”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, FaceBank, Merger Sub and fuboTV hereby agree as follows:

Article I
THE MERGER

1.1 The Merger.

Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, Merger Sub shall be merged with and into fuboTV, the separate corporate existence of Merger Sub shall thereupon cease and fuboTV shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of FaceBank. fuboTV, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.” Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, FaceBank, Merger Sub and fuboTV shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by FaceBank and fuboTV and specified in the Certificate of Merger, is referred to herein as the “Effective Time.”

1.2 The Surviving Corporation of the Merger.

(a) Certificate of Incorporation and Bylaws of the Surviving Corporation.

(i) Certificate of Incorporation. Subject to the terms of Section 7.7, at the Effective Time, the Certificate of Incorporation of fuboTV shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “fuboTV Inc.”

(ii) Bylaws. Subject to the terms of Section 7.7, at the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

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(b) Directors and Officers of the Surviving Corporation.

(i) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of fuboTV immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(ii) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of fuboTV immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

1.3 General Effects of the Merger.

The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of fuboTV and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of fuboTV and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Effect of the Merger on Capital Stock of the Merging Corporations.

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of capital stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Capital Stock of fuboTV.

(i) Generally. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of FaceBank, Merger Sub, fuboTV, or the holders of any of the following securities, each share of fuboTV Capital Stock that is outstanding immediately prior to the Effective Time (other than with respect to (A) cash payable in lieu of fractional shares, which shall be governed by Section 1.4(b)(ii), (B) Dissenting Shares, which shall be governed by Section 1.4(b)(iii), and (C) each share owned by FaceBank, Merger Sub, fuboTV or their Subsidiaries, which shall be governed by Section 1.4(b)(v)) shall be canceled and extinguished and automatically converted into the right to receive, the number of shares of the Stock Merger Consideration equal to the Stock Exchange Ratio, (x) upon the surrender of the certificate, if any, representing such share of fuboTV Capital Stock in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.3(e)) together with (y) a fully-completed and executed Letter of Transmittal (as defined in Section 2.3(c)).

(ii) Cash Payment in Lieu of Fractional Shares. Notwithstanding the foregoing or anything to the contrary set forth herein, no fraction of a share of Stock Merger Consideration will be issued by virtue of the Merger, and in lieu thereof, each holder of record of shares of fuboTV Capital Stock who would otherwise be entitled to a fraction of a share of the Stock Merger Consideration pursuant to this Section 1.4(b) (after aggregating all fractional shares of the Stock Merger Consideration that otherwise would be received by such holder of record) shall, upon the surrender of the certificate, if any, representing such share of fuboTV Capital Stock in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.3(e)), receive an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the Per Share Value.

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(iii) Dissenting Shares. Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the consideration provided for in Section 1.4(b)(i), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration payable pursuant to Section 1.4(b)(i), in respect of such shares as if such shares never had been Dissenting Shares, and FaceBank shall deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.3(c), following the satisfaction of the applicable conditions set forth in Section 2.3(c), the number of shares of the Stock Merger Consideration and/or the amount of cash, if any, to which such holder would be entitled in respect thereof under this Section 1.4(b)(iii) as if such shares of fuboTV Capital Stock never had been Dissenting Shares. fuboTV shall give FaceBank prompt notice of any demands for appraisal or purchase received by fuboTV, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the fuboTV, and fuboTV and FaceBank shall mutually direct and control all negotiations and proceedings with respect thereto and shall mutually agree on any payment or offer to make any payment with respect to, or settlement or offer to settle, any claim or demand in respect of any Dissenting Shares.

(iv) [Intentionally Omitted]

(v) Owned Shares of fuboTV Capital Stock. Notwithstanding anything to the contrary set forth herein, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of FaceBank, Merger Sub, fuboTV, or the holders of any of the following securities, each share of fuboTV Capital Stock that is owned by FaceBank, Merger Sub or fuboTV, or by any direct or indirect wholly owned Subsidiary of FaceBank, Merger Sub or fuboTV, in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(vi) No Other Rights. From and after the Effective Time, all shares of fuboTV Capital Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of shares of fuboTV Capital Stock shall cease to have any rights with respect thereto, except the right to receive the applicable consideration pursuant to this Section 1.4(b). All shares of Stock Merger Consideration issued upon the surrender for exchange of shares of fuboTV Capital Stock in accordance with the terms hereof (or, if applicable, the cash paid in lieu of fractional shares pursuant to Section 1.4(b)(ii), consideration in respect of Dissenting Shares pursuant to Section 1.4(b)(iii),), together with any dividends or other distributions paid in respect thereof pursuant to Section 2.3(d), shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of fuboTV Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of fuboTV Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, a certificate representing shares of fuboTV Capital Stock is presented to the Surviving Corporation for any reason, then such certificate shall be canceled and exchanged for the applicable consideration in accordance with this Section 1.4(b), together with any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d).

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(c) Stock Awards of fuboTV.

(i) Stock Options. At the Effective Time, each fuboTV Stock Award that is a stock option to purchase shares of fuboTV Common Stock (each a “fuboTV Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable (each, an “Assumed Option”), shall be assumed by FaceBank and converted into an option to acquire that number of shares of FaceBank Common Stock equal to the product obtained by multiplying (x) the number of shares of fuboTV Common Stock subject to such fuboTV Stock Option by (y) the Option Exchange Ratio, rounded down to the nearest whole share of FaceBank Common Stock. Each Assumed Option shall otherwise be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective fuboTV Stock Option immediately prior to the Effective Time, except that each Assumed Option shall have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of fuboTV Common Stock subject to such Assumed Option by (y) the Option Exchange Ratio (which price per share shall be rounded up to the nearest whole cent). It is the intention of the parties that each Assumed Option that qualified as a United States-based incentive stock option (as defined in Section 422 of the Code) shall continue to so qualify, to the maximum extent permissible, following the Effective Time.

(ii) Registration Statements for Assumed Options. As soon as practicable following the Effective Time, FaceBank shall file a registration statement under the Securities Act on Form S-8 or another appropriate form (and use its reasonable best efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) relating to shares of FaceBank Common Stock issuable with respect to the Assumed Options, and shall use its reasonable best efforts to cause such registration statement to remain in effect for so long as such Assumed Options remain outstanding.

1.5 Further Action.

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of fuboTV and Merger Sub, the directors and officers of FaceBank and fuboTV shall have the authority to take all such lawful and necessary action.

1.6 Tax Reorganization.

The parties hereto intend, for U.S. federal income tax purposes, that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is hereby adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g). The parties hereto agree to report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

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Article II
THE CLOSING

2.1 The Closing.

FaceBank, Merger Sub and fuboTV shall consummate the Merger at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1700 K Street, NW, Fifth Floor, Washington, DC 20006, on a date and at a time to be agreed upon by FaceBank and fuboTV, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other location, date and time as FaceBank and fuboTV shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.2 Conditions to Closing.

(a) Mutual Conditions to Closing. The respective obligations of FaceBank, Merger Sub and fuboTV to consummate the Merger shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(i) No Prohibitive Legal Requirements. No Governmental Authority of competent jurisdiction shall have enacted or deemed applicable to the consummation of the Merger or any other material transactions contemplated by this Agreement any Legal Requirement that is in effect and has the effect of making the consummation of the Merger or any other material transactions contemplated by this Agreement illegal or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger or any other material transactions contemplated by this Agreement.

(ii) No Legal Actions. No action, proceeding, claim or litigation shall have been commenced by or before any Governmental Authority against any party hereto seeking to restrain or materially and adversely alter the consummation of the Merger or any other material transactions contemplated by this Agreement.

(iii) Requisite Shareholder Approvals. The Requisite fuboTV Shareholder Approval shall have been obtained.

(iv) HSR. All waiting periods (and all extensions thereof) applicable to the Merger under the HSR Act shall have terminated or expired.

(b) Additional FaceBank and Merger Sub Conditions to Closing. The obligations of FaceBank and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver, on or prior to the Closing, of each the following additional conditions (each of which conditions may be waived exclusively by FaceBank in its sole and absolute discretion):

(i) Compliance with Agreements and Covenants. fuboTV shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, including delivery of all documents and other items required by this Agreement as of the Closing, including delivery of all documents and other items required by this Agreement as of the Closing.

(ii) Accuracy of Representations and Warranties.

(A) The representations and warranties of fuboTV set forth in Section 3.1, Section 3.2, Section 3.3(b), Section 3.4, Section 3.5(a), Section 3.5(c), Section 3.5(d), Section 3.22, Section 3.23 and Section 3.24 (the “fuboTV Fundamental Representations”) (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respect as of such particular date).

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(B) The representations and warranties of fuboTV set forth in this Agreement (other than the fuboTV Fundamental Representations) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of fuboTV set forth in this Agreement for purposes of this Section 2.2(b)(ii)(B), all qualifications based on a “fuboTV Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, and (y) the representation and warranty set forth in Section 3.9 shall not be disregarded pursuant to the terms of this proviso).

(c) Additional fuboTV Conditions to Closing. The obligation of fuboTV to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of each of the following additional conditions (each of which conditions may be waived exclusively by fuboTV in its sole and absolute discretion):

(i) Compliance with Agreements and Covenants. FaceBank and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, including delivery of all documents and other items required by this Agreement as of the Closing.

(ii) Accuracy of Representations and Warranties.

(A) The representations and warranties of FaceBank set forth in Section 4.1, Section 4.2, Section 4.3(b), Section 4.4, Section 4.5(a), Section 4.5(c), Section 4.5(d), Section 4.5(g), Section 4.23, Section 4.24, Section 4.25 and Section 4.26 (the “FaceBank Fundamental Representations”) (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respect as of such particular date).

(B) The representations and warranties of FaceBank set forth in this Agreement (other than the FaceBank Fundamental Representations) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of FaceBank set forth in this Agreement for purposes of this Section 2.2(c)(ii)(B), all qualifications based on a “FaceBank Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, and (y) the representation and warranty set forth in Section 4.10 shall not be disregarded pursuant to the terms of this proviso).

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2.3 Issuance of Merger Consideration After the Closing.

(a) Exchange Agent. Prior to the Closing Date, FaceBank shall select a bank or trust company reasonably acceptable to fuboTV to act as the exchange agent for the Merger pursuant to an exchange agent agreement in form and substance reasonably satisfactory to fuboTV and FaceBank (the “Exchange Agent”).

(b) Exchange Fund.

(i) Creation of Exchange Fund. As promptly as practicable (and in any event within two (2) Business Days) following the Effective Time, FaceBank shall make available to the Exchange Agent for exchange in accordance with this Article II, the shares of the Stock Merger Consideration issuable and the cash payable pursuant to Section 1.4(b) in exchange for shares of fuboTV Capital Stock. In addition, FaceBank shall make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any dividends or distributions to which holders of shares of fuboTV Capital Stock may be entitled pursuant to Section 2.3(d). Any Stock Merger Consideration and cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(ii) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book Entry Shares twelve (12) months after the Effective Time shall, at the request of FaceBank or the Surviving Corporation, be delivered to FaceBank or the Surviving Corporation or otherwise according to the instruction of FaceBank or the Surviving Corporation, and any holders of the Certificates or Book Entry Shares who have not surrendered such Certificates or Book Entry Shares in compliance with this Section 2.3 shall after such delivery to FaceBank and the Surviving Corporation look only to FaceBank and the Surviving Corporation for delivery of the shares of the Stock Merger Consideration issuable in respect thereof and/or cash payable in respect thereof pursuant to Section 1.4(b) and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d).

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(c) Exchange Procedures. As promptly as practicable following the Effective Time and the delivery by each holder of record of fuboTV Capital Stock (as of immediately prior to the Effective Time) of a fully completed and executed Letter of Transmittal in the form to be agreed by the parties (“Letter of Transmittal”) and a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of fuboTV Capital Stock (or effective affidavits of loss in lieu thereof) or non-certificated shares of fuboTV Capital Stock represented by book entry (“Book Entry Shares”), FaceBank shall cause the Exchange Agent to mail to such holder certificates representing whole shares of the Stock Merger Consideration issuable in respect thereof and/or deliver cash payable in respect thereof pursuant to Section 1.4(b) and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d). With respect to uncertificated shares of fuboTV Capital Stock held through “direct registration,” FaceBank shall implement procedures with the Exchange Agent for effecting the exchange of such directly registered uncertificated shares of fuboTV Capital Stock for the Stock Merger Consideration issuable in respect thereof or cash payable in respect thereof pursuant to Section 1.4(b), as promptly as practicable after the Effective Time and the delivery by the holder of record of such fuboTV Capital Stock of a Letter of Transmittal. Upon surrender of Certificates (or effective affidavits in lieu thereof) or Book Entry Shares for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by FaceBank, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor the number of whole shares of the Stock Merger Consideration (after taking into account all Certificates or such Book Entry Shares surrendered by such holder of record) such holder is entitled to receive pursuant to Section 1.4(b) (which, at the election of FaceBank, may be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable Legal Requirements), and/or payment of any cash such holder is entitled to receive pursuant to Section 1.4(b) and any dividends or distributions such holder is entitled to receive pursuant to Section 2.3(d), which shares and cash FaceBank shall cause the Exchange Agent to distribute as promptly as practicable (but in any event within two (2) Business Days) following surrender of such Certificates or Book Entry Shares and such duly completed and validly executed Letter of Transmittal, and the Certificates so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates or Book Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose for an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book Entry Shares on the cash amounts payable upon the surrender of such Certificates or such Book Entry Shares pursuant to this Section 2.3. Until so surrendered, from and after the Effective Time outstanding Certificates or Book Entry Shares shall be deemed to evidence only the ownership of the number of full shares of the Stock Merger Consideration and/or cash into which such shares of fuboTV Capital Stock shall have been so converted in accordance with Section 1.4(b) and any dividends or distributions payable pursuant to Section 2.3(d).

(d) Dividends and Distributions. Whenever a dividend or other distribution is declared or made after the date hereof with respect to FaceBank Capital Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of the Stock Merger Consideration issuable pursuant to this Agreement. No dividends or other distributions declared or made after the date hereof with respect to FaceBank Capital Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates or Book Entry Shares with respect to the shares of the Stock Merger Consideration represented thereby until the holders of record of such Certificates or such Book Entry Shares shall surrender such Certificates or such Book Entry Shares. Subject to applicable Legal Requirements, following surrender of any such Certificates or such Book Entry Shares, the Exchange Agent shall deliver to the record holders thereof, without interest, promptly after such surrender, the number of whole shares of the Stock Merger Consideration issued and/or the cash payable in exchange therefor along with any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of the Stock Merger Consideration.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the shares of the Stock Merger Consideration issuable in respect thereof and/or cash payable in respect thereof pursuant to Section 1.4(b) and any dividends or distributions payable in respect thereof pursuant to Section 2.3(d).

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(f) Transferred Shares. In the event that a transfer of ownership of shares of fuboTV Capital Stock is not registered in the stock transfer books or ledger of fuboTV or if shares of the Stock Merger Consideration is to be issued (and/or the cash payments are to be made pursuant to Section 1.4(b)) to a person other than the name in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to FaceBank (or any agent designated by FaceBank) any transfer or other Taxes required by reason of the issuance of shares of the Stock Merger Consideration and/or the cash payments in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of FaceBank (or any agent designated by FaceBank) that such transfer or other Taxes have been paid or are otherwise not payable.

(g) Tax Withholding. Each of the Exchange Agent, FaceBank and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of fuboTV Capital Stock, such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non U.S. tax law or under any applicable Legal Requirement and to request and receive from such holder or former holder any relevant tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or similar information. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

(h) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, FaceBank, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of fuboTV Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or other similar Legal Requirement.

Article III
REPRESENTATIONS AND WARRANTIES OF fuboTV

Except as set forth in the disclosure letter that has been prepared by fuboTV and delivered by fuboTV to FaceBank in connection with the execution and delivery of this Agreement, dated as of the date hereof (the “fuboTV Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection, except with respect to Section 3.13(b), which may be made with respect to Section 3.13(b) without identifying the applicable subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the fuboTV Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), fuboTV hereby represents and warrants to FaceBank and Merger Sub as follows:

3.1 Organization and Qualification.

fuboTV is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, and fuboTV is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except, in the case of any of the foregoing, to the extent that the failure to be true would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect.

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3.2 Authority; Approvals and Enforceability.

(a) fuboTV has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject only to the receipt of the Requisite fuboTV Shareholder Approval , to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.

(b) The execution and delivery of this Agreement by fuboTV, and performance by fuboTV with its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly approved by the fuboTV board of directors. As of the date of this Agreement, the fuboTV board of directors has unanimously determined that this Agreement and the Merger and other transactions contemplated hereby are advisable and in the best interests of the fuboTV Shareholders and has unanimously resolved to recommend that the fuboTV Shareholders adopt and approve this Agreement and the transactions contemplated hereby.

(c) Except for the Requisite fuboTV Shareholder Approval and assuming the accuracy of the representations and warranties set forth in Section 4.24 of this Agreement, no other corporate proceedings on the part of fuboTV are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the Merger and other transactions contemplated hereby in accordance with the terms hereof.

(d) This Agreement has been duly and validly executed and delivered by fuboTV, and assuming due authorization, execution and delivery by FaceBank and Merger Sub, this Agreement constitutes a valid and binding obligation of fuboTV, enforceable against fuboTV in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

3.3 Required Filings and Consents.

(a) The execution and delivery by fuboTV of this Agreement do not, and the performance by fuboTV of its covenants and agreements under this Agreement and the consummation by fuboTV of the transactions contemplated by this Agreement will not, (i) assuming receipt of the Requisite fuboTV Shareholder Approval conflict with or violate the fuboTV Certificate of Incorporation or the fuboTV Bylaws or any fuboTV Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 3.3(b) conflict with or violate any Legal Requirements applicable to fuboTV or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair fuboTV’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of fuboTV or any of its Subsidiaries pursuant to, any fuboTV Material Contract, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of fuboTV or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect

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(b) The execution and delivery by fuboTV of this Agreement do not, and the performance by fuboTV of its covenants and agreements under this Agreement and the consummation by fuboTV of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act, (ii) as may be required under the Exchange Act or the Securities Act, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect.

3.4 Certificate of Incorporation and Bylaws.

fuboTV has heretofore made available to FaceBank a complete and accurate copy of the fuboTV Certificate of Incorporation and fuboTV Bylaws, along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries (the “fuboTV Subsidiary Documents”). The fuboTV Certificate of Incorporation, fuboTV Bylaws and fuboTV Subsidiary Documents, each as amended to date, are in full force and effect, and none of the fuboTV board of directors nor, to the knowledge of fuboTV, any fuboTV Shareholder nor any board of directors or managing entity of any of fuboTV’s Subsidiaries has taken any action to amend the fuboTV Certificate of Incorporation or the fuboTV Bylaws or any fuboTV Subsidiary Document in any respect. fuboTV has not taken any action in breach or violation of any of the provisions of the fuboTV Certificate of Incorporation or the fuboTV Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective fuboTV Subsidiary Documents, except, in the case of a fuboTV Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect.

3.5 Capitalization.

(a) The authorized capital stock of fuboTV consists of (i) 22,612,225 shares of fuboTV Common Stock and (ii) 17,617,274 shares of fuboTV Preferred Stock, of which 1,641,024 shares are designated “Series AA Preferred Stock”, 1,059,204 shares are designated “Series A Preferred Stock”, 101,430 shares are designated “Series A-1 Preferred Stock”, 33,721 shares are designated “Series A-2 Preferred Stock”, 292,562 shares are designated “Series A-3 Preferred Stock”, 1,926,507 shares are designated “Series B Preferred Stock”, 14,369 shares are designated “Series B-1 Preferred Stock”, 2,495,291 shares are designated “Series C Preferred Stock”, 1,600,000 shares are designated “Series C-1 Preferred Stock”, 2,173,990 shares are designated “Series D Preferred Stock”, 1,140,481 shares are designated “Series D-1 Preferred Stock”, 4,667,595 shares are designated “Series E Preferred Stock” and 471,100 shares are designated “Series E-1 Preferred Stock”. As of the date hereof, (i) 2,162,185 shares of fuboTV Common Stock were issued and outstanding, (ii) 355,418 shares of fuboTV Common Stock were available for issuance pursuant to outstanding awards granted pursuant to fuboTV’s 2015 Equity Incentive Plan, (iii) no shares of fuboTV Capital Stock were issued and held in the treasury of fuboTV; and (iv) 15,615,645 shares of Preferred Stock were issued and outstanding, of which 1,641,024 shares were designated “Series AA Preferred Stock”, 1,059,204 shares were designated “Series A Preferred Stock”, 101,430 shares were designated “Series A-1 Preferred Stock”, 33,721 shares were designated “Series A-2 Preferred Stock”, 292,562 shares were designated “Series A-3 Preferred Stock”, 1,926,507 shares were designated “Series B Preferred Stock”, 14,369 shares were designated “Series B-1 Preferred Stock”, 2,495,291 shares were designated “Series C Preferred Stock”, 1,543,051 shares were designated “Series C-1 Preferred Stock”, 1,839,954 shares were designated “Series D Preferred Stock”, 1,140,481 shares were designated “Series D-1 Preferred Stock”, 3,056,951 shares were designated “Series E Preferred Stock” and 471,100 shares were designated “Series E-1 Preferred Stock”. Since March 28, 2019, fuboTV has not issued any securities (including derivative securities) except for shares of fuboTV Common Stock issued upon exercise of fuboTV Stock Awards.

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(b) The stock plan identified in clause (ii) of the second sentence of Section 3.5(a) represents a complete and accurate list of all stock option plans or any other plan or agreement adopted by fuboTV that provides for the issuance of equity to any Person (the “fuboTV Stock Plans”). fuboTV has made available to FaceBank complete and accurate copies of all fuboTV Stock Plans and the forms of all award agreements evidencing outstanding fuboTV Stock Awards, and all agreements under the fuboTV Stock Plans that materially deviate from such forms of award agreement.

(c) Section 3.5(c) of the fuboTV Disclosure Letter sets forth a complete and accurate list as of the date hereof of all outstanding equity-based awards, whether payable in stock, cash or other property or any combination of the foregoing (the “fuboTV Stock Awards”) granted under any fuboTV Stock Plans or otherwise, indicating, with respect to each fuboTV Stock Award then outstanding, the type of awards granted, the number of shares of fuboTV Common Stock subject to such fuboTV Stock Award, the plan under which such fuboTV Stock Award was granted and the exercise or purchase price (if any), date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and whether (and to what extent) the vesting of such fuboTV Stock Award will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger.

(d) Except as described in Section 3.5(a), no capital stock of fuboTV or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 3.5(c) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date or described on Section 3.5(c) of the fuboTV Disclosure Letter, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which fuboTV or any of its Subsidiaries is a party, or by which fuboTV or any of its Subsidiaries is bound, obligating fuboTV or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of fuboTV or any of its Subsidiaries or obligating fuboTV or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. Section 3.5(d) of the fuboTV Disclosure Letter sets forth a complete and accurate list of all stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which fuboTV or any of its Subsidiaries is a party, or by which it or they are bound, obligating fuboTV or any of its Subsidiaries with respect to any shares of capital stock of fuboTV or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of fuboTV), of fuboTV or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of fuboTV or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except as set forth in Section 3.5(d) of the fuboTV Disclosure Letter, there here are no registration rights or other agreements, arrangements or understandings to which fuboTV or any of its Subsidiaries is a party, or by which it or they are bound, obligating fuboTV or any of its Subsidiaries with respect to any shares of fuboTV Capital Stock or shares of capital stock of any such Subsidiary.

(e) All outstanding shares of fuboTV Common Stock are, and all shares of fuboTV Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the fuboTV Certificate of Incorporation or the fuboTV Bylaws or any agreement to which fuboTV is a party or otherwise bound. None of the outstanding shares of fuboTV Capital Stock have been issued in violation of any United States federal or state securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of fuboTV are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by fuboTV or a Subsidiary of fuboTV free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of fuboTV or any of its Subsidiaries.

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3.6 Subsidiaries.

A complete and accurate list of all of the Subsidiaries of fuboTV, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity interest owned by fuboTV or another Subsidiary or Affiliate of fuboTV, is set forth in Section 3.6 of the fuboTV Disclosure Letter. fuboTV does not own, directly or indirectly, any capital stock of, or other equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any Person, excluding securities in any publicly traded company held for investment by fuboTV and comprising less than one percent (1%) of the outstanding stock of such company. Each Subsidiary of fuboTV is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect. Each Subsidiary of fuboTV is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect.

3.7 Financial Statements and Internal Controls.

(a) fuboTV has made available to FaceBank its audited financial statements as of and for the fiscal year ended December 31, 2018 and its unaudited financial statements as of and for the fiscal year ended December 31, 2019 (including, in each case, any related notes and schedules), and such financial statements were prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects the consolidated financial position of fuboTV and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(b) fuboTV and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of fuboTV and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of fuboTV and its Subsidiaries are being made only in accordance with authorizations of management and the fuboTV board of directors and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of fuboTV and its Subsidiaries that could have a material effect on the financial statements.

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(c) To the knowledge of fuboTV, since December 31, 2016, neither fuboTV nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by fuboTV and its Subsidiaries, (ii) any fraud, whether or not material, that involves fuboTV’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by fuboTV and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d) Neither fuboTV nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among fuboTV or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, fuboTV or any of its Subsidiaries in fuboTV’s consolidated financial statements.

(e) Neither fuboTV nor any of its Subsidiaries nor, to the knowledge of fuboTV, any director, officer, auditor, accountant, consultant or representative of fuboTV or any of its Subsidiaries has, since December 31, 2016, received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that fuboTV or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing fuboTV or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by fuboTV or any of its officers, directors, employees or agents to the current the fuboTV board of directors or any committee thereof or to any current director or executive officer of fuboTV.

3.8 Undisclosed Liabilities.

Except as reflected in the fuboTV Balance Sheet, neither fuboTV nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the fuboTV Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement or expressly permitted to be incurred under this Agreement, and (iii) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a fuboTV Material Adverse Effect.

3.9 Subsequent Changes.

Since the date of the fuboTV Balance Sheet, fuboTV has conducted its business in the ordinary course of business consistent with past practice and, since such date through the date hereof, there has not occurred any fuboTV Material Adverse Effect.

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3.10 Real Property.

fuboTV and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the real properties which they respectively purport to own or lease, including all the real properties reflected in the fuboTV Balance Sheet. All real properties reflected in the fuboTV Balance Sheet are held free and clear of all Liens, except for Liens reflected on the fuboTV Balance Sheet and Liens for current Taxes not yet due and other Liens that do not materially impair the use of the property subject thereto. All real property leases, subleases, licenses or other occupancy agreements to which fuboTV or any of its Subsidiaries is a party (collectively, the “fuboTV Real Property Leases”) are in full force and effect, except where the failure of such fuboTV Real Property Leases to be in full force and effect would not be reasonably likely to result in a fuboTV Material Adverse Effect. There is no default by fuboTV or any of its Subsidiaries under any of the fuboTV Real Property Leases, or, to the knowledge of fuboTV, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in a fuboTV Material Adverse Effect.

3.11 Tangible Property.

fuboTV and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which they respectively purport to own or lease, including all the tangible properties and assets reflected in the fuboTV Balance Sheet. All tangible properties and assets reflected in the fuboTV Balance Sheet are held free and clear of all Liens, except for Liens reflected on the fuboTV Balance Sheet and Liens for current Taxes not yet due and other Liens that do not materially impair the use of the property or assets subject thereto. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by fuboTV or any of its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and fuboTV and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to fuboTV and its Subsidiaries, taken as a whole, free and clear of all Liens, except for conditions or defects in title that in the aggregate would not be reasonably likely to result in a fuboTV Material Adverse Effect.

3.12 Intellectual Property.

(a) Section 3.12(a) of the fuboTV Disclosure Letter contains a complete and accurate list of all Registered Intellectual Property owned by or registered in the name of fuboTV or any of its Subsidiaries (collectively the “fuboTV Registered Intellectual Property”). All material fuboTV Registered Intellectual Property is, to the knowledge of fuboTV, subsisting and neither invalid nor unenforceable.

(b) All fuboTV Registered Intellectual Property is owned by fuboTV or one or more of its Subsidiaries free and clear of any Liens. To the knowledge of fuboTV, all material fuboTV Intellectual Property Rights are, and immediately following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party. Neither fuboTV nor any of its Subsidiaries has, in the past 36 months transferred ownership of, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are or were material fuboTV Intellectual Property Rights.

(c) Neither fuboTV nor its Subsidiaries has, in the conduct of the business of fuboTV and its Subsidiaries as currently conducted, infringed upon, violated or misappropriated any material Intellectual Property Rights owned by any third Person. There is no pending or, to fuboTV’s knowledge, threatened (and at no time within the three (3) years prior to the date of this Agreement has there been pending any) suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal, or in any jurisdiction, against fuboTV or any of its Subsidiaries, alleging that any activities, products or conduct of fuboTV’s or any of its Subsidiaries’ business infringes, violates or misappropriates the Intellectual Property Rights of any third Person, or challenging the ownership, validity, or enforceability of any fuboTV Intellectual Property Rights. fuboTV is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings, which (i) materially restrict fuboTV’s or any of its Subsidiaries’ rights to use, license or transfer any material fuboTV Intellectual Property Rights, or (ii) compel or require fuboTV or any of its Subsidiaries to license or transfer any material fuboTV Intellectual Property Rights.

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(d) There are no pending claims, suits, arbitrations or other adversarial proceedings before any court, government agency or arbitral tribunal brought by fuboTV or any of its Subsidiaries against any third party with respect to any fuboTV Intellectual Property Rights, which remain unresolved as of the date hereof.

(e) Section 3.12(e) of the fuboTV Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to fuboTV or any of its Subsidiaries any Intellectual Property Right that is material to the business of fuboTV and its Subsidiaries, taken as a whole (“fuboTV In Licenses”), other than (i) Contracts with respect to commercial available Technology available on standard terms, and (ii) Affiliation Agreements entered into in the ordinary course of business.

(f) Section 3.12(f) of the fuboTV Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which fuboTV or any of its Subsidiaries has granted a third Person or Affiliate any rights or licenses to any material fuboTV Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course of business (“fuboTV Out Licenses,” and together with the fuboTV In Licenses, the “fuboTV IP Licenses”).

(g) Neither fuboTV nor any of its Subsidiaries, nor, to the knowledge of fuboTV any other party to a fuboTV IP License, is in material breach of any such fuboTV IP License that is material to the business of fuboTV and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated hereby will not result or cause: (A) fuboTV or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material fuboTV Intellectual Property Rights (including by release of any source code), except as would not reasonably be expected to have a fuboTV Material Adverse Effect, (B) as a result of any Contract to which fuboTV or any of its Subsidiaries is a party, a third party to become licensed to, or otherwise have rights to, any material Intellectual Property Rights of FaceBank or any of its Subsidiaries or (C) cause any royalties fees or other payments to become payable by fuboTV or any of its Subsidiaries to any third person as a result of the use of any material Intellectual Property Rights by fuboTV or any of its Subsidiaries or cause any existing obligations to pay such royalties, fees or other payments to materially increase (other than due to increased sales of fuboTV Products).

(h) To the knowledge of fuboTV, fuboTV and its Subsidiaries are each in material compliance with all their respective obligations pursuant to any Public Software license agreements under which they license-in Technology that is included in any fuboTV Product distributed by fuboTV.

(i) Except as would not have a fuboTV Material Adverse Effect, fuboTV and each of its Subsidiaries (i) maintains commercially reasonable policies regarding privacy and data protection, as applicable, and information security, with respect to their collection, use, and disclosure of personally identifiable information and personal data (each, a “fuboTV Privacy Policy”); (ii) is in compliance in all material respects with (A) each applicable fuboTV Privacy Policy and (B) all applicable Legal Requirements pertaining to privacy, data protection, and information security with respect to fuboTV’s and its Subsidiaries’ collection, use, and disclosure of personally identifiable information and personal data; and (iii) takes commercially reasonable steps to protect such personally identifiable information and personal data it maintains on its systems from unauthorized third-party access and acquisition. Except as would not have a fuboTV Material Adverse Effect, to the knowledge of fuboTV as of the date of this Agreement, fuboTV and each of its Subsidiaries has not at any time since December 31, 2016, suffered any security breach of any of its systems resulting in any third-party access to, or acquisition of, any personally identifiable information or personal data stored on such systems.

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3.13 Material Contracts.

(a) For all purposes of and under this Agreement, an “fuboTV Material Contract” shall mean:

(i) any employment-related Contract or plan, including any stock option, restricted stock unit, performance stock unit, stock appreciation right or stock purchase plan or agreement or material Contract, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement (whether alone or in connection with subsequent or additional events);

(ii) any Contract containing any covenant (A) limiting the right of fuboTV or any of its Subsidiaries to engage in any material line of business or to compete with any Person in any material line of business, or (B) prohibiting fuboTV or any of its Subsidiaries (or, after the Closing Date, FaceBank) from engaging in business, in any material respect, with any Person or levying a fine, charge or other payment for doing so;

(iii) any Contract (A) relating to the pending or future disposition or acquisition by fuboTV or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which fuboTV or any of its Subsidiaries will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than fuboTV’s Subsidiaries;

(iv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $100,000 individually or $200,000 in the aggregate, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(v) any settlement Contract with ongoing obligations other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $100,000 in any individual case, or (C) settlement Contracts relating to Patent licenses entered into in the ordinary course of business, consistent with past practices;

(vi) any Contract that is collectively bargained by fuboTV;

(vii) other than purchase orders in the ordinary course of business, any other Contract that provides for payment obligations by fuboTV or any of its Subsidiaries in any twelve (12) month period of $500,000 or more in any individual case that is not terminable by fuboTV or its Subsidiaries upon notice of ninety (90) days or less without material liability to fuboTV or its Subsidiaries and which is not disclosed pursuant to Section 3.13(a) (i) through Section 3.13(a)(vi) above, inclusive; and

(viii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a fuboTV Material Adverse Effect and is not disclosed pursuant to Section 3.13(a) (i) through Section 3.13(a) (vii) above, inclusive.

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(b) Section 3.13(b) of the fuboTV Disclosure Letter contains a complete and accurate list of all fuboTV Material Contracts as of the date hereof, to or by which fuboTV or any of its Subsidiaries is a party or is bound.

(c) Each fuboTV Material Contract is valid and binding on fuboTV (and/or each such Subsidiary of fuboTV party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated, and neither fuboTV nor any of its Subsidiaries party thereto, nor, to the knowledge of fuboTV, any other party thereto, is in breach of, or default under, any such fuboTV Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by fuboTV or any of its Subsidiaries, or, to the knowledge of fuboTV, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect.

3.14 Tax Matters.

(a) fuboTV and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects.

(b) fuboTV and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except with respect to matters for which adequate reserves have been established in accordance with GAAP on fuboTV’s most recent financial statements.

(c) No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against fuboTV or any of its Subsidiaries, except for deficiencies which have been satisfied by payment, settled or withdrawn. There are no audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes pending or threatened in writing with respect to fuboTV or any of its Subsidiaries. None of fuboTV or any of its Subsidiaries has received notice of any claim made by a Governmental Authority in a jurisdiction where fuboTV or such Subsidiary, as applicable, does not file a Tax Return or pay Taxes, that fuboTV or such Subsidiary is or may be subject to material taxation by that jurisdiction.

(d) No waiver or agreement by or with respect to any of fuboTV or its Subsidiaries is in force for the extension of time for the payment, collection or assessment of any Taxes.

(e) There are no Liens for Taxes on any of the assets of fuboTV or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established in accordance with GAAP on fuboTV’s most recent financial statements.

(f) Neither fuboTV nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any (A) agreement or arrangement exclusively between or among fuboTV and its Subsidiaries or (B) customary Tax indemnification provisions in commercial agreements not primarily related to Taxes).

(g) Neither fuboTV nor any of its Subsidiaries has any liability for Taxes of any person (other than fuboTV or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Legal Requirement), as a transferee or successor.

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(h) None of fuboTV or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Legal Requirement).

(i) None of fuboTV or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).

(j) Neither fuboTV nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code.

3.15 Employee Benefit Matters.

(a) Section 3.15(a) of the fuboTV Disclosure Letter sets forth a complete and accurate list of all fuboTV Employee Plans. Neither fuboTV nor any ERISA Affiliate of fuboTV has any plan or commitment to establish any new fuboTV Employee Plan, to modify any fuboTV Employee Plan (except to the extent required by applicable Legal Requirements or to conform any such fuboTV Employee Plan to the requirements of any applicable Legal Requirement or as required by this Agreement), or to adopt or enter into any fuboTV Employee Plan.

(b) With respect to each fuboTV Employee Plan, fuboTV has made available to FaceBank complete and accurate copies of (i) such fuboTV Employee Plan (or a written summary of any unwritten plan) as currently in effect, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan description, (vi) the most recent annual financial statements for each fuboTV Employee Plan that is funded, (vii) all communications material to any employees relating to any fuboTV Employee Plan and any proposed fuboTV Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to fuboTV, (viii) all material correspondence to or from any governmental agency relating to any fuboTV Employee Plan within the past two (2) years, (ix) the three (3) most recent plan years’ discrimination tests for each fuboTV Employee Plan, (x) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each fuboTV Employee Plan, and (xi) the most recent annual actuarial valuations, if any, for each fuboTV Employee Plan.

(c) Each fuboTV Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, including if applicable, ERISA and the Code, and in accordance with its terms, and each of fuboTV, fuboTV’s Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each fuboTV Employee Plan.

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(d) Each fuboTV Employee Plan that is intended to be qualified under Section 401(a) of the Code (each, a “fuboTV Qualified Plan”) has received a determination letter (or is in the form of a prototype or volume submitter plan that has received an opinion or advisory letter) from the IRS with respect to its qualified status, or fuboTV has remaining a period of time under applicable U.S. Department of the Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such fuboTV Qualified Plan. No such determination, opinion or advisory letter has been revoked and, to the knowledge of fuboTV, revocation has not been threatened, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification. There has been no termination, partial termination or discontinuance of contributions to any fuboTV Qualified Plan that resulted or may reasonably be expected to result in material liability to fuboTV, which liability has not been satisfied in full. None of fuboTV, any of fuboTV’s Subsidiaries or, to the knowledge of fuboTV, any other Person has engage in a nonexempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, with respect to any fuboTV Employee Plan that is reasonable likely to result in a material liability to fuboTV or any of its subsidiaries.

(e) Neither fuboTV, any of fuboTV’s Subsidiaries nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have a material liability in the future with respect to (i) a Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No fuboTV Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(f) To the extent permitted by applicable Legal Requirement, each fuboTV Employee Plan (other than fuboTV Stock Plans or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by fuboTV and any of fuboTV’s Subsidiaries party thereto or covered thereby at any time without material liability to fuboTV or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and ordinary administrative costs. No such fuboTV Employee Plan has been amended in contravention of the terms of such plan or any legal obligation owed to any participant in such plan.

(g) Other than as required under Section 4980B of the Code, Section 601 et seq. of ERISA or any equivalent state Legal Requirement, none of the fuboTV Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under fuboTV’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment.

(h) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of fuboTV, threatened, with respect to any fuboTV Employee Plan or the assets of any fuboTV Employee Benefit Plan, other than claims for benefits in the ordinary course, appeals of such claim and domestic relations order proceedings. No fuboTV Employee Plan is under examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(i) Except as would reasonably be expected to result in a fuboTV Material Adverse Effect, fuboTV has no Liability for the misclassification of any Person who has received compensation for the performance of services on behalf of fuboTV or any of its ERISA Affiliates as an independent contractor rather than an employee.

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(j) Section 3.15(j) of the fuboTV Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of fuboTV or any of its Subsidiaries, other than offer letters or employment agreements on fuboTV’s standard form that are terminable at-will and without Liability on the part of fuboTV and fuboTV’s standard form invention assignment and proprietary information agreement(s); and (ii) all operative severance agreements, programs and policies of fuboTV or any of its Subsidiaries with or relating to its executive officers, excluding programs and policies required to be maintained by Legal Requirement.

(k) All contributions required to be made with respect to any fuboTV Employee Plan on or prior to the Effective Time have been or will be timely made or are reflected on the fuboTV Balance Sheet.

(l) Except as required by Section 411(d)(3) of the Code, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of fuboTV or any Subsidiary of fuboTV to severance pay, or any other payment from fuboTV or any of its Subsidiaries, or pursuant to any fuboTV Employee Plan, (ii) accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. No payment or benefit which will or may be made by fuboTV or its ERISA Affiliates with respect to any current or former employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) is reasonably expected to be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which fuboTV or any of its ERISA Affiliates is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes paid pursuant to Section 4999 of the Code.

(m) Each fuboTV Employee Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been documented and operated in material compliance with Section 409A of the Code. No nonqualified deferred compensation plan sponsored or maintained by fuboTV and each of its ERISA Affiliates that was in existence on October 3, 2004, has been “materially modified” (within the meaning of Section 409A of the Code) at any time after October 3, 2004.

(n) No stock option, stock appreciation right or service provider warrant of fuboTV (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option, right or warrant was granted or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

(o) There is no Contract to which fuboTV or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of fuboTV or any of its Subsidiaries, which, individually or collectively, reasonably could be expected to give rise to the payment of any material amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code in connection with the Closing.

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3.16 Labor Matters.

(a) Except as would be reasonably expected to result in a fuboTV Material Adverse Effect, fuboTV and each of its Subsidiaries are in compliance with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. fuboTV and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would reasonably be expected to have a fuboTV Material Adverse Effect.

(b) To the knowledge of fuboTV: (i) there are no current labor union organizing activities with respect to any employees of fuboTV and/or any of its Subsidiaries, (ii) there is no pending demand for recognition or certification by any labor union, labor organization, trade union, works council, or other labor group seeking to represent fuboTV employees, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or filed, or to the knowledge of fuboTV threatened in writing to be brought, with the National Labor Relations Board or any other labor relations tribunal or authority, (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting fuboTV or any of its Subsidiaries, and (v) there are no Legal Requirements obligating fuboTV to inform, consult or negotiate with any works counsels or labor unions, labor organizations or trade unions as a result of the negotiation or execution of this Agreement, the performance by fuboTV of its obligations hereunder or the consummation of the transactions contemplated hereby.

(c) Except as would reasonably be expected to result in a fuboTV Material Adverse Effect, fuboTV and each of its Subsidiaries are and have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar foreign, state or local law relating to plant closings and layoffs. Neither fuboTV nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign law.

(d) To the knowledge of fuboTV, no executive or member of management intends to terminate his or her employment with fuboTV or any of its Subsidiaries.

3.17 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by fuboTV or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by fuboTV or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by fuboTV or any of its Subsidiaries or as a consequence of the acts of fuboTV, its Subsidiaries or their agents.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect, fuboTV and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect, the Hazardous Materials Activities of fuboTV and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or would reasonably be expected to cause an adverse health effect to any such person.

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(c) Except as would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect, fuboTV and its Subsidiaries have complied in all material respects with all covenants and conditions of any fuboTV Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could reasonably be expected to cause any material fuboTV Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of fuboTV, threatened, concerning or relating to any fuboTV Environmental Permit or any Hazardous Materials Activity of fuboTV or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect.

(e) Neither fuboTV nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have a fuboTV Material Adverse Effect. Except as would not reasonably be expected to have a fuboTV Material Adverse Effect, neither fuboTV nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of fuboTV or any of its Subsidiaries.

(f) fuboTV and the Subsidiaries have delivered to FaceBank or made available for inspection by FaceBank and its agents, representatives and employees all material environmental site assessments and environmental audits in fuboTV’s possession or control. fuboTV and its Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

3.18 Compliance with Laws.

(a) Generally. fuboTV and its Subsidiaries are in material compliance with, and are not in default under or violation of, and have not received any written notice of non-compliance, default or violation with respect to, any Legal Requirement applicable to fuboTV or any of its Subsidiaries or by which any of their respective properties is bound, except for such non-compliance, defaults and violations or notices that would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect.

(b) Foreign Corrupt Practices Act. Neither fuboTV nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, or any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any similar anti-corruption or anti-bribery laws applicable to fuboTV or its Subsidiaries (collectively, “Anti-Corruption Laws”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect. Neither fuboTV, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. fuboTV has established sufficient internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, accurately accounted for all payments to third parties, disclosed all payments or provisions to foreign officials (as defined by the FCPA), and made available all of such documentation FaceBank.

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(c) Export Control Laws.

(i) fuboTV and each of its Subsidiaries have complied in all material respects with all applicable export and re-export control and trade and economic sanctions Legal Requirements (“Export Controls”), including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control (“OFAC”), and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State and any applicable anti-boycott compliance regulations except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect. Neither fuboTV nor any of its Subsidiaries has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or person prohibited by the Legal Requirements of the United States, without obtaining prior authorization from the competent government authorities as required by Export Controls. fuboTV and its Subsidiaries are in compliance with all applicable import Legal Requirements (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(ii) fuboTV and its Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force or other authorization issued pursuant to Export Controls.

(iii) Neither fuboTV nor any of its Subsidiaries has knowledge of any fact or circumstance that would result in any Liability for any violation of Export Control and Import Restrictions other than as would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect.

(iv) fuboTV and its Subsidiaries, including, to the knowledge of fuboTV, all of their customs brokers and freight forwarders, have maintained all records required to be maintained regarding the business of fuboTV and its Subsidiaries as required under the Export Control and Import Restrictions other than as would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect.

3.19 Permits.

fuboTV and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from any Governmental Authority that is material to the operation of the business of fuboTV and its Subsidiaries taken as a whole as currently conducted (collectively, the “fuboTV Permits”). The fuboTV Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of fuboTV, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the knowledge of fuboTV, threatened, seeking the suspension, revocation or cancellation of any fuboTV Permits. No fuboTV Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

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3.20 Legal Proceedings and Orders.

(a) Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a fuboTV Material Adverse Effect, there are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against fuboTV or any of its Subsidiaries or any of their respective properties or assets, or (b) to the knowledge of fuboTV, threatened against fuboTV or any of its Subsidiaries, or any of their respective properties or assets.

(b) Orders. Neither fuboTV nor any Subsidiary of fuboTV is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by fuboTV, the fuboTV board of directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.21 Insurance.

Section 3.21 of the fuboTV Disclosure Letter contains a list of all material fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by fuboTV or any of its Subsidiaries. Summaries of the material terms of such policies have been made available to FaceBank. Each such policy is in full force and effect and all premiums due thereon have been paid in full.

3.22 No Ownership of FaceBank Capital Stock.

Neither fuboTV nor any of its Affiliates (nor any of its “Affiliates” as defined in Section 607.0901 of the Florida Business Corporation Act (the “FBCA”)) is or has been during the past three (3) years an “interested shareholder” of FaceBank as defined in Section607.0091 of the FBCA. Neither fuboTV nor any of its Subsidiaries, nor to the knowledge of fuboTV, any of its other Affiliates (nor any of its “Associates” as defined in Section 607.0091 of the FBCA) beneficially owns, directly or indirectly, or is the record holder of, and is not (and during the past three (3) years has not been) a party to any agreement (other than this Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of FaceBank Capital Stock or any option, warrant or other right to acquire any shares of FaceBank Capital Stock.

3.23 Takeover Statutes.

Assuming the accuracy of the representations and warranties set forth in Section 4.24 of this Agreement, the fuboTV board of directors has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and any of the other transactions contemplated thereby, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Other than Section 203 of the DGCL, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under Delaware Law or other applicable Legal Requirement (each, a “Takeover Law”) is applicable to fuboTV, the Merger or any of the other transactions contemplated by this Agreement.

3.24 Brokers, Finders and Financial Advisors.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of fuboTV or any of its Subsidiaries.

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Article IV
REPRESENTATIONS AND WARRANTIES OF FaceBank AND MERGER SUB

Except (i) as set forth in the disclosure letter that has been prepared by FaceBank and delivered by FaceBank to fuboTV in connection with the execution and delivery of this Agreement, dated as of the date hereof (the “FaceBank Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection, except with respect to Section 4.14(b), which may be made with respect to Section 4.14(b) without identifying the applicable subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the FaceBank Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), or (ii) as set forth in any FaceBank SEC Reports filed with, or furnished to, the SEC and publicly available prior to the date hereof (other than in any “risk factors” or other disclosure statements included therein that are cautionary, predictive or forward looking in nature or not statements of historical fact), FaceBank and Merger Sub hereby jointly and severally represent and warrant to fuboTV as follows:

4.1 Organization and Qualification.

FaceBank is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. Each of FaceBank and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except, in the case of any of the foregoing, to the extent that the failure to be true would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect.

4.2 Authority; Approvals and Enforceability.

(a) Each of FaceBank and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject only to the approval of the stockholders of FaceBank as described below, to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.

(b) The execution and delivery of this Agreement by FaceBank, and performance by FaceBank with its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly approved by the FaceBank board of directors. As of the date of this Agreement, the FaceBank board of directors has unanimously determined that this Agreement and the Merger and other transactions contemplated hereby are advisable and in the best interests of the FaceBank Shareholders.

(c) Assuming the accuracy of the representations and warranties set forth in Section 3.22 of this Agreement, no other corporate proceedings on the part of FaceBank are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the Merger and other transactions contemplated hereby (including the designation of the newly created series of FaceBank Preferred Stock to be designated as “Series AA Preferred Stock” and the other actions contemplated by Section 8.1(d)) in accordance with the terms hereof.

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(d) This Agreement has been duly and validly executed and delivered by each of FaceBank and Merger Sub, and assuming due authorization, execution and delivery by fuboTV, this Agreement constitutes a valid and binding obligation of each of FaceBank and Merger Sub, enforceable against each of FaceBank and Merger Sub in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

4.3 Required Filings and Consents.

(a) The execution and delivery by FaceBank of this Agreement do not, and the performance by FaceBank of its covenants and agreements under this Agreement and the consummation by FaceBank of the transactions contemplated by this Agreement will not, (i) assuming receipt of the Requisite FaceBank Shareholder Approval, conflict with or violate the FaceBank Articles of Incorporation or the FaceBank By-Laws or any FaceBank Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 4.3(b) conflict with or violate any Legal Requirements applicable to FaceBank or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair FaceBank’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of FaceBank or any of its Subsidiaries pursuant to, any FaceBank Material Contract, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of FaceBank or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect.

(b) The execution and delivery by FaceBank of this Agreement do not, and the performance by FaceBank of its covenants and agreements under this Agreement and the consummation by FaceBank of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act, (ii) as may be required under the Exchange Act or the Securities Act, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect.

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4.4 Articles of Incorporation and By-Laws.

FaceBank has heretofore made available to fuboTV a complete and accurate copy of the FaceBank Articles of Incorporation and FaceBank By-Laws, along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries that is a “significant subsidiary” as such term is defined under Rule 1-02(w) of Regulation S-X of the SEC (the “FaceBank Subsidiary Documents”). The FaceBank Articles of Incorporation, FaceBank By-Laws and FaceBank Subsidiary Documents, each as amended to date, are in full force and effect, and neither the FaceBank board of directors nor, to the knowledge of FaceBank, any FaceBank Shareholder has taken any action to amend the FaceBank Articles of Incorporation or the FaceBank By-Laws in any respect. FaceBank has not taken any action in breach or violation of any of the provisions of the FaceBank Articles of Incorporation or the FaceBank By-Laws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective FaceBank Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect.

4.5 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of FaceBank consists of (i) 400,000,000 shares of FaceBank Common Stock and (ii) 50,000,000 shares of FaceBank Preferred Stock, of which 5,000,000 shares are designated “Series A Preferred Stock”, 1,000,000 shares are designated “Series B Convertible Preferred Stock”, 41,000,000 shares are designated “Series C Convertible Preferred Stock”, 2,000,000 are designated “Series D Convertible Preferred Stock” and 1,000,000 are designated “Series X Convertible Preferred Stock”. As of the date of this Agreement, (i) 32,448,501 shares of FaceBank Common Stock were issued and outstanding, (ii) 16,667 shares of FaceBank Common Stock were available for issuance pursuant to outstanding options and awards granted pursuant to FaceBank’s 2014 Equity Incentive Stock Plan (the “FaceBank Stock Plan”), (iii) no shares of “Series A Preferred Stock” were issued and outstanding, (iv) no shares of “Series B Convertible Preferred Stock” were issued and outstanding, (v) no shares of “Series C Convertible Preferred Stock” were issued and outstanding, (vi) 456,000 shares of “Series D Convertible Preferred Stock” were issued and outstanding, (vii) no shares of “Series X Convertible Preferred Stock” were issued and outstanding and (viii) no shares of FaceBank Common Stock were issued and held in the treasury of FaceBank. Except as disclosed in Section 4.5(a) of the FaceBank Disclosure Letter, since the date of the FaceBank Balance Sheet, FaceBank has not issued any securities (including derivative securities) except for shares of FaceBank Common Stock issued upon exercise of stock options or other stock awards.

(b) The stock plan identified in clause (ii) of the second sentence of Section 4.5(a) represents a complete and accurate list of all stock option plans or any other plan or agreement adopted by FaceBank that provides for the issuance of equity to any Person (the “FaceBank Stock Plans”). FaceBank has made available to fuboTV complete and accurate copies of all FaceBank Stock Plans and the forms of all award agreements evidencing outstanding FaceBank Stock Awards, and all agreements under the FaceBank Stock Plans that materially deviate from such forms of award agreement.

(c) Section 4.5(c) of the FaceBank Disclosure Letter sets forth a complete and accurate list as of the date hereof of all outstanding equity-based awards, whether payable in stock, cash or other property or any combination of the foregoing (the “FaceBank Stock Awards”) granted under any FaceBank Stock Plans or otherwise, indicating, with respect to each FaceBank Stock Award then outstanding, the type of awards granted, the number of shares of FaceBank Common Stock subject to such FaceBank Stock Award, the plan under which such FaceBank Stock Award was granted and the exercise or purchase price (if any), date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and whether (and to what extent) the vesting of such FaceBank Stock Award will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger.

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(d) Except as described in Section 4.5(a), no capital stock of FaceBank or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 4.5(c) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date or described on Section 4.5(c) of the FaceBank Disclosure Letter, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which FaceBank or any of its Subsidiaries is a party, or by which FaceBank or any of its Subsidiaries is bound, obligating FaceBank or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of FaceBank or any of its Subsidiaries or obligating FaceBank or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which FaceBank or any of its Subsidiaries is a party, or by which it or they are bound, obligating FaceBank or any of its Subsidiaries with respect to any shares of capital stock of FaceBank or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of FaceBank), of FaceBank or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of FaceBank or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except as set forth in Section 4.5(d) of the FaceBank Disclosure Letter, there are no registration rights or other agreements, arrangements or understandings to which FaceBank or any of its Subsidiaries is a party, or by which it or they are bound, obligating FaceBank or any of its Subsidiaries with respect to any shares of FaceBank Capital Stock or shares of capital stock of any such Subsidiary.

(e) All outstanding shares of FaceBank Capital Stock are, and all shares of FaceBank Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the FBCA, the FaceBank Articles of Incorporation or the FaceBank By-Laws or any agreement to which FaceBank is a party or otherwise bound. None of the outstanding shares of FaceBank Capital Stock have been issued in violation of any United States federal or state securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of FaceBank are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by FaceBank or a Subsidiary of FaceBank free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of FaceBank or any of its Subsidiaries.

(f) FaceBank Common Stock constitutes the only class of equity securities of FaceBank or its Subsidiaries registered or required to be registered under the Exchange Act.

(g) The shares of FaceBank Series AA Preferred Stock to be issued to fuboTV Shareholders in exchange for their shares of Company Capital Stock pursuant to the terms hereof, when issued as provided in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable securities laws, and will be free of Liens and restrictions on transfer other than restrictions on transfer under this Agreement, the Lock-Up Agreement, the FaceBank Articles of Incorporation (after giving effect to the designation of the Series AA Preferred Stock and other actions as contemplated by Section 8.1(d)) and under applicable U.S. federal and state securities laws.

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4.6 Subsidiaries.

A complete and accurate list of all of the Subsidiaries of FaceBank, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by fuboTV or another Subsidiary or Affiliate of FaceBank, is set forth in Section 4.6 of the FaceBank Disclosure Letter. FaceBank does not own, directly or indirectly, any capital stock of, or other equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any Person, excluding securities in any publicly traded company held for investment by FaceBank and comprising less than one percent (1%) of the outstanding stock of such company. Each Subsidiary of FaceBank is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect. Each Subsidiary of FaceBank is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect.

4.7 SEC Reports

. FaceBank has filed and made available to fuboTV (including via the SEC’s EDGAR system) all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by FaceBank with the SEC since December 31, 2016 (collectively, the “FaceBank SEC Reports”). The FaceBank SEC Reports, including all forms, reports and documents filed by FaceBank with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the FaceBank SEC Reports filed after the date hereof, will be, prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by FaceBank with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FaceBank SEC Reports or necessary in order to make the statements in such FaceBank SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of FaceBank is required to file any forms, reports, schedules, statements or other documents with the SEC.

4.8 Financial Statements and Internal Controls.

(a) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the FaceBank SEC Reports, including any FaceBank SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of FaceBank and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

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(b) The chief executive officer and chief financial officer of FaceBank have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and FaceBank is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(c) FaceBank has established and maintains, adheres to and enforces a system of internal accounting controls that provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (B) maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) notwithstanding any other Legal Requirement, pay the allocable share of such issuer of a reasonable annual accounting support fee or fees, determined in accordance with Legal Requirements.

(d) To the knowledge of FaceBank, since December 31, 2016, neither FaceBank nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by FaceBank and its Subsidiaries, (ii) any fraud, whether or not material, that involves FaceBank’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by FaceBank and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) Neither FaceBank nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among FaceBank or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, FaceBank or any of its Subsidiaries in FaceBank’s consolidated financial statements.

(f) Neither FaceBank nor any of its Subsidiaries nor, to the knowledge of FaceBank, any director, officer, auditor, accountant, consultant or representative of FaceBank or any of its Subsidiaries has, since December 31, 2016, received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that FaceBank or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing FaceBank or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FaceBank or any of its officers, directors, employees or agents to the current the FaceBank board of directors or any committee thereof or to any current director or executive officer of FaceBank.

(g) To the knowledge of FaceBank, since December 31, 2016, no employee of FaceBank or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by FaceBank or any of its Subsidiaries. Neither FaceBank nor any of its Subsidiaries nor, to the knowledge of FaceBank, any director, officer, employee, contractor, subcontractor or agent of FaceBank or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of FaceBank or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

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4.9 Undisclosed Liabilities.

Except as reflected in the FaceBank Balance Sheet, neither FaceBank nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the FaceBank Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement or expressly permitted to be incurred under this Agreement, and (iii) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a FaceBank Material Adverse Effect.

4.10 Subsequent Changes.

Since the date of the FaceBank Balance Sheet through the date hereof, FaceBank has conducted its business in the ordinary course of business consistent with past practice and, since such date through the date hereof, there has not occurred any FaceBank Material Adverse Effect.

4.11 Real Property.

FaceBank and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the real properties which it purports to own or lease, including all the real properties reflected in the FaceBank Balance Sheet. All real properties reflected in the FaceBank Balance Sheet are held free and clear of all Liens, except for Liens reflected on the FaceBank Balance Sheet and Liens for current Taxes not yet due and other Liens that do not materially impair the use of the property subject thereto. All real property leases, subleases, licenses or other occupancy agreements to which FaceBank or any of its Subsidiaries is a party (collectively, the “FaceBank Real Property Leases”) are in full force and effect, except where the failure of such FaceBank Real Property Leases to be in full force and effect would not be reasonably likely to result in a FaceBank Material Adverse Effect. There is no default by FaceBank or any of its Subsidiaries under any of the FaceBank Real Property Leases, or, to the knowledge of FaceBank, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in a FaceBank Material Adverse Effect.

4.12 Tangible Property.

FaceBank and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, including all the tangible properties and assets reflected in the FaceBank Balance Sheet. All tangible properties and assets reflected in the FaceBank Balance Sheet are held free and clear of all Liens, except for Liens reflected on the FaceBank Balance Sheet and Liens for current Taxes not yet due and other Liens that do not materially impair the use of the property or assets subject thereto. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by FaceBank or any of its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and FaceBank and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to FaceBank and its Subsidiaries, taken as a whole, free and clear of all Liens, except for conditions or defects in title that in the aggregate would not be reasonably likely to result in a FaceBank Material Adverse Effect.

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4.13 Intellectual Property.

(a) Section 4.13(a) of the FaceBank Disclosure Letter contains a complete and accurate list of all Registered Intellectual Property owned by or registered in the name of FaceBank or any of its Subsidiaries (collectively the “FaceBank Registered Intellectual Property”). All material FaceBank Registered Intellectual Property is, to the knowledge of FaceBank, subsisting and neither invalid nor unenforceable.

(b) All FaceBank Registered Intellectual Property is owned by FaceBank or one or more of its Subsidiaries free and clear of any Liens. To the knowledge of FaceBank, all material FaceBank Intellectual Property Rights are, and immediately following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party. Neither FaceBank nor any of its Subsidiaries has, in the past 36 months transferred ownership of, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are or were material FaceBank Intellectual Property Rights.

(c) Neither FaceBank nor its Subsidiaries has, in the conduct of the business of FaceBank and its Subsidiaries as currently conducted, knowingly infringed upon, violated or misappropriated any material Intellectual Property Rights owned by any third Person. There is no pending or, to FaceBank’s knowledge, threatened (and at no time within the three (3) years prior to the date of this Agreement has there been pending any) suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal, or in any jurisdiction, against FaceBank or any of its Subsidiaries, alleging that any activities, products or conduct of FaceBank’s or any of its Subsidiaries’ business infringes, violates or misappropriates the Intellectual Property Rights of any third Person, or challenging the ownership, validity, or enforceability of any FaceBank Intellectual Property Rights. FaceBank is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings, which (i) materially restrict FaceBank’s or any of its Subsidiaries’ rights to use, license or transfer any material FaceBank Intellectual Property Rights, or (ii) compel or require FaceBank or any of its Subsidiaries to license or transfer any material FaceBank Intellectual Property Rights.

(d) There are no pending claims, suits, arbitrations or other adversarial proceedings before any court, government agency or arbitral tribunal brought by FaceBank or any of its Subsidiaries against any third party with respect to any FaceBank Intellectual Property Rights, which remain unresolved as of the date hereof.

(e) Section 4.13(e) of the FaceBank Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to FaceBank or any of its Subsidiaries any Intellectual Property Right that is material to the business of FaceBank and its Subsidiaries, taken as a whole (“FaceBank In Licenses”), other than (i) Contracts with respect to commercial available Technology available on standard terms, and (ii) Affiliation Agreements entered into in the ordinary course of business.

(f) Section 4.13(f) of the FaceBank Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which FaceBank or any of its Subsidiaries has granted a third Person or Affiliate any rights or licenses to any material FaceBank Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course of business (“FaceBank Out Licenses,” and together with the FaceBank In Licenses, the “FaceBank IP Licenses”).

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(g) Neither FaceBank nor any of its Subsidiaries, nor, to the knowledge of FaceBank any other party to a FaceBank IP License, is in material breach of any such FaceBank IP License that is material to the business of FaceBank and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated hereby will not result or cause: (A) FaceBank or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material FaceBank Intellectual Property Rights (including by release of any source code), except as would not reasonably be expected to have a FaceBank Material Adverse Effect, (B) as a result of any Contract to which FaceBank or any of its Subsidiaries is a party, a third party to become licensed to, or otherwise have rights to, any material Intellectual Property Rights of FaceBank or any of its Subsidiaries or (C) cause any royalties fees or other payments to become payable by FaceBank or any of its Subsidiaries to any third person as a result of the use of any material Intellectual Property Rights by FaceBank or any of its Subsidiaries or cause any existing obligations to pay such royalties, fees or other payments to materially increase (other than due to increased sales of FaceBank Products).

(h) To the knowledge of FaceBank, FaceBank and its Subsidiaries are in material compliance with all their respective obligations pursuant to any Public Software license agreements under which they license-in Technology that is included in any FaceBank Product distributed by FaceBank.

(i) Except as would not have a FaceBank Material Adverse Effect, FaceBank and each of its Subsidiaries (i) maintains commercially reasonable policies regarding privacy and data protection, as applicable, and information security, with respect to their collection, use, and disclosure of personally identifiable information and personal data (each, a “FaceBank Privacy Policy”); (ii) is in compliance in all material respects with (A) each applicable FaceBank Privacy Policy and (B) all applicable Legal Requirements pertaining to privacy, data protection, and information security with respect to FaceBank’s and its Subsidiaries’ collection, use, and disclosure of personally identifiable information and personal data; and (iii) takes commercially reasonable steps to protect such personally identifiable information and personal data it maintains on its systems from unauthorized third-party access and acquisition. Except as would not have a FaceBank Material Adverse Effect, to the knowledge of FaceBank as of the date of this Agreement, FaceBank and each of its Subsidiaries has not at any time since December 31, 2016, suffered any security breach of any of its systems resulting in any third-party access to, or acquisition of, any personally identifiable information or personal data stored on such systems.

4.14 Material Contracts.

(a) For all purposes of and under this Agreement, a “FaceBank Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to FaceBank and its Subsidiaries;

(ii) any employment-related Contract or plan, including any stock option, restricted stock unit, performance stock unit, stock appreciation right or stock purchase plan or agreement or material Contract, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement (whether alone or in connection with subsequent or additional events);

(iii) any Contract containing any covenant (A) limiting the right of FaceBank or any of its Subsidiaries to engage in any material line of business or to compete with any Person in any material line of business, or (B) prohibiting FaceBank or any of its Subsidiaries (or, after the Closing Date, fuboTV) from engaging in business, in any material respect, with any Person or levying a fine, charge or other payment for doing so;

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(iv) any Contract (A) relating to the pending or future disposition or acquisition by FaceBank or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which FaceBank or any of its Subsidiaries will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than FaceBank’s Subsidiaries;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of in excess of $100,000 individually or $200,000 in the aggregate, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(vi) any settlement Contract with ongoing obligations other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $100,000 in any individual case, or (C) settlement Contracts relating to Patent licenses entered into in the ordinary course of business, consistent with past practices;

(vii) any Contract that is collectively bargained by FaceBank;

(viii) other than purchase orders in the ordinary course of business, any other Contract that provides for payment obligations by FaceBank or any of its Subsidiaries in any twelve (12) month period of $500,000 or more in any individual case that is not terminable by FaceBank or its Subsidiaries upon notice of ninety (90) days or less without material liability to FaceBank or its Subsidiaries and is not disclosed pursuant to Section 4.14(a) (i) through Section 4.14(a)(vii) above, inclusive; and

(ix) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a FaceBank Material Adverse Effect and is not disclosed pursuant to Section 4.14(a) (i) through Section 4.14(a)(viii) above, inclusive.

(b) Section 4.14(b) of the FaceBank Disclosure Letter contains a complete and accurate list of all FaceBank Material Contracts as of the date hereof, to or by which FaceBank or any of its Subsidiaries is a party or is bound.

(c) Each FaceBank Material Contract is valid and binding on FaceBank (and/or each such Subsidiary of FaceBank party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither FaceBank nor any of its Subsidiaries party thereto, nor, to the knowledge of FaceBank, any other party thereto, is in breach of, or default under, any such FaceBank Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by FaceBank or any of its Subsidiaries, or, to the knowledge of FaceBank, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect.

4.15 Tax Matters.

(a) FaceBank and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects.

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(b) FaceBank and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except with respect to matters for which adequate reserves have been established in accordance with GAAP on FaceBank’s most recent financial statements included in the FaceBank SEC Reports prior to the date hereof.

(c) No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against FaceBank or any of its Subsidiaries, except for deficiencies which have been satisfied by payment, settled or withdrawn. There are no audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes pending or threatened in writing with respect to FaceBank or any of its Subsidiaries. None of FaceBank or any of its Subsidiaries has received notice of any claim made by a Governmental Authority in a jurisdiction where of FaceBank or such Subsidiary, as applicable, does not file a Tax Return or pay Taxes, that of FaceBank or such Subsidiary is or may be subject to material taxation by that jurisdiction.

(d) No waiver or agreement by or with respect to any of FaceBank or its Subsidiaries is in force for the extension of time for the payment, collection or assessment of any Taxes.

(e) There are no Liens for Taxes on any of the assets of FaceBank or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established in accordance with GAAP on FaceBank’s most recent financial statements included in the FaceBank SEC Reports prior to the date hereof.

(f) Neither FaceBank nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any (A) agreement or arrangement exclusively between or among FaceBank and its Subsidiaries or (B) customary Tax indemnification provisions in commercial agreements not primarily related to Taxes).

(g) Neither FaceBank nor any of its Subsidiaries has any liability for Taxes of any person (other than FaceBank or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Legal Requirement), as a transferee or successor.

(h) None of FaceBank or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Legal Requirement).

(i) None of FaceBank or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).

(j) Neither FaceBank nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16 Employee Benefit Matters.

(a) Each FaceBank Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, including if applicable, ERISA and the Code, and in accordance with its terms, and each of FaceBank, FaceBank’s Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each FaceBank Employee Plan.

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(b) Each FaceBank Employee Plan that is intended to be qualified under Section 401(a) of the Code (each, a “FaceBank Qualified Plan”) has received a determination letter (or is in the form of a prototype or volume submitter plan that has received an opinion or advisory letter) from the IRS with respect to its qualified status, or FaceBank has remaining a period of time under applicable U.S. Department of the Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such FaceBank Qualified Plan. No such determination, opinion or advisory letter has been revoked and, to the knowledge of FaceBank, revocation has not been threatened, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification. There has been no termination, partial termination or discontinuance of contributions to any FaceBank Qualified Plan that resulted or may reasonably be expected to result in material liability to FaceBank, which liability has not been satisfied in full. None of FaceBank, any of FaceBank’s Subsidiaries or, to the knowledge of FaceBank, any other Person has engage in a nonexempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, with respect to any FaceBank Employee Plan that is reasonably likely to result in a material liability to FaceBank or any of FaceBank’s Subsidiaries.

(c) Neither FaceBank, any of FaceBank’s Subsidiaries nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have a material liability in the future with respect to (i) a Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No FaceBank Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(d) Other than as required under Section 4980B of the Code, Section 601 et seq. of ERISA or any equivalent state Legal Requirement, none of the FaceBank Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under FaceBank’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment.

(e) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of FaceBank, threatened, with respect to any FaceBank Employee Plan or the assets of any FaceBank Employee Benefit Plan, other than claims for benefits in the ordinary course, appeals of such claim and domestic relations order proceedings. No FaceBank Employee Plan is under examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(f) Except as would reasonably be expected to result in a FaceBank Material Adverse Effect, FaceBank has no Liability for the misclassification of any Person who has received compensation for the performance of services on behalf of FaceBank or any of its ERISA Affiliates as an independent contractor rather than an employee.

(g) Section 4.16(g) of the FaceBank Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of FaceBank or any of its Subsidiaries, other than offer letters or employment agreements on FaceBank’s standard form that are terminable at-will and without Liability on the part of FaceBank and FaceBank’s standard form invention assignment and proprietary information agreement(s); and (ii) all operative severance agreements, programs and policies of FaceBank or any of its Subsidiaries with or relating to its Section 16 officers, excluding programs and policies required to be maintained by Legal Requirement.

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(h) All contributions required to be made with respect to any FaceBank Employee Plan on or prior to the Effective Time have been or will be timely made or are reflected on the FaceBank Balance Sheet.

(i) Except as required by Section 411(d)(3) of the Code, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of FaceBank or any Subsidiary of FaceBank to severance pay, or any other payment from FaceBank or any of its Subsidiaries, or pursuant to any FaceBank Employee Plan, (ii) accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits.

(j) No stock option, stock appreciation right or service provider warrant of FaceBank (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option, right or warrant was granted or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

(k) There is no Contract to which FaceBank or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of FaceBank or any of its Subsidiaries, which, individually or collectively, reasonably could be expected to give rise to the payment of any material amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code in connection with the Closing.

4.17 Labor Matters.

(a) Except as would be reasonably expected to result in a FaceBank Material Adverse Effect, FaceBank and each of its Subsidiaries are in compliance with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. FaceBank and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would reasonably be expected to have a FaceBank Material Adverse Effect.

(b) To the knowledge of FaceBank: (i) there are no current labor union organizing activities with respect to any employees of FaceBank and/or any of its Subsidiaries, (ii) there is no pending demand for recognition or certification by any labor union, labor organization, trade union, works council, or other labor group seeking to represent FaceBank employees, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or filed, or to the knowledge of FaceBank threatened in writing to be brought, with the National Labor Relations Board or any other labor relations tribunal or authority, (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting FaceBank or any of its Subsidiaries, and (v) there are no Legal Requirements obligating FaceBank to inform, consult or negotiate with any works counsels or labor unions, labor organizations or trade unions as a result of the negotiation or execution of this Agreement, the performance by FaceBank of its obligations hereunder or the consummation of the transactions contemplated hereby.

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(c) Except as would reasonably be expected to result in a FaceBank Material Adverse Effect, FaceBank and each of its Subsidiaries are and have been in compliance with all notice and other requirements under the WARN Act and any similar foreign, state or local law relating to plant closings and layoffs. Neither FaceBank nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign law.

(d) To the knowledge of FaceBank, no executive or member of management intends to terminate his or her employment with FaceBank or any of its Subsidiaries.

4.18 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by FaceBank or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by FaceBank or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by FaceBank or any of its Subsidiaries or as a consequence of the acts of FaceBank, its Subsidiaries or their agents.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect, FaceBank and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect, the Hazardous Materials Activities of FaceBank and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or would reasonably be expected to cause an adverse health effect to any such person.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect, FaceBank and its Subsidiaries have complied in all material respects with all covenants and conditions of any FaceBank Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could reasonably be expected to cause any material FaceBank Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of FaceBank, threatened, concerning or relating to any FaceBank Environmental Permit or any Hazardous Materials Activity of FaceBank or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect.

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(e) Neither FaceBank nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have a FaceBank Material Adverse Effect. Except as would not reasonably be expected to have a FaceBank Material Adverse Effect, neither FaceBank nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of FaceBank or any of its Subsidiaries.

(f) FaceBank and the Subsidiaries have delivered to fuboTV or made available for inspection by fuboTV and its agents, representatives and employees all material environmental site assessments and environmental audits in FaceBank’s possession or control. FaceBank and its Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

4.19 Compliance with Laws.

(a) Generally. FaceBank and its Subsidiaries are in material compliance with, and are not in default under or violation of, and have not received any notice of non-compliance, default or violation with respect to, any Legal Requirement applicable to FaceBank or any of its Subsidiaries or by which any of their respective properties is bound, except for such non-compliance, defaults, violations and notices that would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect.

(b) Foreign Corrupt Practices Act. Neither FaceBank nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in violation of the Anti-Corruption Laws, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect. Neither FaceBank, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. FaceBank has established sufficient internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, accurately accounted for all payments to third parties, disclosed all payments or provisions to foreign officials (as defined by the FCPA), and made available all of such documentation.

(c) Export Control Laws.

(i) FaceBank and each of its Subsidiaries have complied in all material respects with all applicable Export Controls, including EAR, OFAC, and ITAR and any applicable anti-boycott compliance regulations except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect. Neither FaceBank nor any of its Subsidiaries has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or person prohibited by the Legal Requirements of the United States, without obtaining prior authorization from the competent government authorities as required by Export Controls. FaceBank and its Subsidiaries are in compliance with all applicable Import Restrictions, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

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(ii) FaceBank and its Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force or other authorization issued pursuant to Export Controls.

(iii) Neither FaceBank nor any of its Subsidiaries has knowledge of any fact or circumstance that would result in any Liability for any violation of Export Control and Import Restrictions other than as would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect.

(iv) FaceBank and its Subsidiaries, including, to the knowledge of FaceBank, all of their customs brokers and freight forwarders, have maintained all records required to be maintained regarding the business of FaceBank and its Subsidiaries as required under the Export Control and Import Restrictions other than as would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect.

4.20 Permits.

FaceBank and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from any Governmental Authority that is material to the operation of the business of FaceBank and its Subsidiaries taken as a whole as currently conducted (collectively, the “FaceBank Permits”). The FaceBank Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of FaceBank, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the knowledge of FaceBank, threatened, seeking the suspension, revocation or cancellation of any FaceBank Permits. No FaceBank Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

4.21 Legal Proceedings and Orders.

(a) Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a FaceBank Material Adverse Effect, there are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against FaceBank or any of its Subsidiaries or any of their respective properties or assets, or (b) to the knowledge of FaceBank, threatened against FaceBank or any of its Subsidiaries, or any of their respective properties or assets.

(b) Orders. Neither FaceBank nor any Subsidiary of FaceBank is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by FaceBank, the FaceBank board of directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

4.22 Insurance.

Section 4.22 of the FaceBank Disclosure Letter contains a list of all material fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by FaceBank or any of its Subsidiaries. Summaries of the material terms of such policies have been made available to fuboTV. Each such policy is in full force and effect and all premiums due thereon have been paid in full.

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4.23 Foreign Entity Status.

FaceBank is not a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). FaceBank is not controlled by a “foreign person,” as defined in the DPA. FaceBank does not permit any foreign person affiliated with FaceBank, whether affiliated as a limited partner or otherwise, to obtain through FaceBank any of the following with respect to fuboTV: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of fuboTV; (ii) membership or observer rights on the Board of Directors or equivalent governing body of fuboTV or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of fuboTV; (iii) any involvement, other than through the voting of shares, in the substantive decisionmaking of fuboTV regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by fuboTV, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of FaceBank (as defined in the DPA).

4.24 No Ownership of fuboTV Capital Stock.

Neither FaceBank nor any of its Affiliates (nor any of its “Associates” as defined in Section 203 of the DGCL) is or has been during the past three (3) years an “interested stockholder” of fuboTV as defined in Section 203 of the DGCL. Neither FaceBank nor any of its Subsidiaries, nor to the knowledge of FaceBank, any of its other Affiliates (nor any of its “Associates” as defined in Section 203 of the DGCL) beneficially owns, directly or indirectly, or is the record holder of, and is not (and during the past three (3) years has not been) a party to any agreement (other than this Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of fuboTV Capital Stock or any option, warrant or other right to acquire any shares of fuboTV Capital Stock.

4.25 Takeover Statutes.

Assuming the accuracy of the representations and warranties set forth in Section 3.22 of this Agreement, the FaceBank board of directors has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and any of the other transactions contemplated thereby, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Other than Section 203 of the DGCL, no Takeover Law is applicable to FaceBank, the Merger or any of the other transactions contemplated by this Agreement.

4.26 Brokers, Finders and Financial Advisors.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of FaceBank or any of its Subsidiaries.

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Article V
CONDUCT OF BUSINESS

5.1 Affirmative Obligations.

Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by Legal Requirements, (iii) as set forth in Section 5.1 of the fuboTV Disclosure Letter or the FaceBank Disclosure Letter, as the case may be, or (iv) as approved in advance by the other party hereto in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, each of fuboTV and FaceBank shall, and each of them shall cause their respective Subsidiaries to:

(a) carry on their respective businesses in the ordinary course and in compliance with all applicable Legal Requirements;

(b) pay its Taxes when due, in each case subject to good faith disputes over such Taxes;

(c) consistent with past practices, pay all of its material debts when due and perform all of its material obligations when such obligations are required to be performed, in each case subject to good faith, commercially reasonable disputes over such debts or obligations;

(d) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact their respective present businesses, (B) keep available the services of their respective present officers and employees and (C) preserve their respective relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings; and

(e) use its reasonable best efforts to enforce its rights under all confidentiality, non-disclosure, “standstill” and other similar agreements if and to the extent of any breach or violation thereof.

5.2 Negative Obligations.

Except (i) as expressly contemplated or permitted by this Agreement, (ii) as may be required by Legal Requirements, (iii) as set forth in Section 5.2 of the fuboTV Disclosure Letter or Section 5.2 of the FaceBank Disclosure Letter, as the case may be, or (iv) as approved by the other party hereto in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, neither fuboTV nor FaceBank shall, nor shall either of them cause or permit any of their respective Subsidiaries to, do any of the following:

(a) propose to adopt any amendments to or amend their respective certificates of incorporation, articles of incorporation or bylaws or comparable organizational documents (except with respect to the designation by FaceBank of the Series AA Preferred Stock and the other actions as contemplated by Section 8.1(d));

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based commitments, subscriptions, rights to purchase or otherwise) any of their respective securities or any securities of any of their respective Subsidiaries, except for (i) the issuance and sale of shares of common stock pursuant to the exercise or settlement of stock options outstanding prior to the date hereof, (ii) with respect to grants to newly hired employees of stock options that have been previously committed and disclosed to the other party and will not be subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the Merger and (iii) with respect to FaceBank, sell up to ten million dollars ($10,000,000) of FaceBank Common Stock or securities convertible or exercisable for FaceBank Common Stock so long as any purchaser of any such securities are bound by standstill agreements prohibiting such purchaser from selling securities of fuboTV or FaceBank until the Effective Time;

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(c) acquire or redeem, directly or indirectly, or amend any of their respective securities or any securities of any of their respective Subsidiaries;

(d) split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock (other than in connection with the transactions contemplated hereby);

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of themselves or any of their respective Subsidiaries (other than the transactions contemplated hereby);

(f) other than with respect to the Signing Date Loan or the Closing Date Revolving Credit Facility contemplated hereby or, with respect to FaceBank, to the extent permitted thereunder or under the terms of the Note Purchase Agreement, (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) letters of credit issued in the ordinary course of business consistent with past practice, (B) short-term debt incurred to fund operations of the business or for cash management purposes, in each case in the ordinary course of business consistent with past practice, (C) with respect to fuboTV, short-term debt or debt securities to the extent determined by the board of directors of fuboTV to be necessary or appropriate to fund the operations of its business through the Termination Date; provided that any such debt or debt securities shall be convertible into the Stock Merger Consideration upon occurrence of the Effective Time, (D) loans or advances to direct or indirect wholly owned Subsidiaries in the ordinary course of business consistent with past practices, and (E) with respect only to existing indebtedness having a maturity date occurring after the date of this Agreement but prior to the Effective Time, to refinance, extend or renew the maturity of any existing indebtedness in an amount not to exceed such existing indebtedness, provided that such refinancing or extension is at prevailing market interest rates and otherwise on terms not materially less favorable in the aggregate than the existing indebtedness being so refinanced, renewed or extended, (ii) other than in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person except obligations of any of their respective direct or indirect wholly owned Subsidiaries, (iii) make any material loans, advances or capital contributions to or investments in any other Person or (iv) mortgage or pledge any of their or their respective Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon;

(g) except as may be required to satisfy contractual obligations existing on the date hereof; (i) enter into, adopt, amend (including to provide for the acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance stock unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any consultant, director, officer or employee in any manner or increase in any material manner the compensation or fringe benefits of any consultant, director, officer or employee; or (ii) pay any special bonus, remuneration or benefit to any director, officer or employee not required by any plan or arrangement as in effect as of the date hereof; provided, however, that this Section 5.2(g) shall not prevent either FaceBank or fuboTV or any of their respective Subsidiaries (A) from entering into employment agreements, offer letters or retention agreements with non-officer employees in the ordinary course of business consistent with past practices or (B) amending any FaceBank Employee Plan or fuboTV Employee Plan to the extent required by any applicable law or this Agreement, to conform any such FaceBank Employee Plan or fuboTV Employee Plan to the requirements of any applicable law or this Agreement;

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(h) forgive any loans to any of their respective employees, officers or directors or any employees, officers or directors of any of their respective Subsidiaries or Affiliates;

(i) make any deposits or contributions of cash or other property or take any other action to fund or in any other way secure the payment of compensation or benefits under any of their Employee Benefit Plans or any Employee Benefit Plans of any of their respective Subsidiaries, other than deposits and contributions that are required pursuant to the terms of any such Employee Benefit Plans or any Contracts subject to any such Employee Benefit Plans in effect as of the date hereof or as required by applicable Legal Requirements;

(j) enter into, amend, or extend any collective bargaining agreement;

(k) acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to existing Contracts, (ii) transactions in the ordinary course of business consistent with past practice and not in excess of $100,000 in the aggregate, or (iii) the sale of fuboTV Products or services or FaceBank Products or services, in the ordinary course of business consistent with past practice;

(l) except as may be required to remain in compliance with GAAP or as may be instructed by auditors as part of audit procedures, make any change in any of the accounting principles or practices used by either of them;

(m) make or change any material Tax election, adopt or change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(n) enter into any Contract that would be a fuboTV Material Contract or a FaceBank Material Contract, as the case may be, or amend in any material respect any fuboTV Material Contract or FaceBank Material Contract, as the case may be, or grant any release or relinquishment of any material rights under any fuboTV Material Contract or FaceBank Material Contract, as the case may be, in each case, other than in the ordinary course of business or, with respect to fuboTV, other than any Affiliation Agreement;

(o) enter into any lease or sublease of real property, or modify, amend or exercise any right to renew any lease or sublease of real property;

(p) grant any exclusive rights with respect to any of their respective Intellectual Property Rights that are material to their respective businesses or the Intellectual Property Rights of any of their respective Subsidiaries that are material to their Subsidiaries’ respective businesses or divest any of their respective Intellectual Property Rights that are material to their respective businesses or the Intellectual Property Rights of any of their respective Subsidiaries that are material to their respective businesses;

(q) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;

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(r) authorize, incur or commit to incur any new capital expenditure(s) that in the aggregate exceed $100,000; provided, however, that the foregoing shall not limit any maintenance capital expenditures or capital expenditures required pursuant to existing Contracts;

(s) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings and Liabilities (i) reflected or reserved against in full in the balance sheet included in the fuboTV Balance Sheet or the FaceBank Balance Sheet, as the case may be, (ii) covered by existing insurance policies, or (iii) settled since the respective dates thereof in the ordinary course of business consistent with past practice;

(t) except as required by GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(u) convene any special meeting of their stockholders (or any postponement or adjournment thereof), or propose any matters for consideration and a vote of its stockholders, other than this Agreement, the Merger and the other transactions contemplated by this Agreement;

(v) waive (either explicitly or implicitly by non-action or otherwise) any of its rights under any confidentiality, non-disclosure, “standstill,” employee non-solicitation and other similar agreements to which it is a party; or

(w) enter into a Contract to do any of the foregoing or knowingly take any action that is reasonably likely to result in any of the conditions to the consummation of the transactions contemplated hereby not being satisfied, or knowingly take any action that would make any of their respective representations or warranties set forth in this Agreement untrue or incorrect in any material respect, or that would materially impair their ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or materially delay such consummation.

Article VI
NON-SOLICITATION OF ALTERNATIVE TRANSACTIONS

6.1 Termination of Existing Discussions.

Immediately following the execution and delivery of this Agreement, each of fuboTV and FaceBank shall cease and cause to be terminated, and shall instruct, direct and cause their respective directors, officers, employees, Subsidiaries, controlled Affiliates, investment bankers, attorneys and other advisors or representatives (collectively, “Representatives”) to cease and cause to be terminated, any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction relating to fuboTV and FaceBank, respectively, and each of fuboTV and FaceBank shall promptly request that all confidential information with respect thereto that has been delivered, provided or furnished by or on behalf of fuboTV or FaceBank, as the case may be, within the two-year period prior to the date hereof (whether or not pursuant to a binding confidentiality, non-disclosure or other similar agreement) in connection with any consideration, discussions or negotiations regarding a potential Acquisition Proposal or Acquisition Transaction be returned or destroyed.

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6.2 No Solicitation or Facilitation of Acquisition Proposals.

At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, neither fuboTV nor FaceBank shall, nor shall either of them authorize or permit any of their respective Representatives to, directly or indirectly:

(a) solicit, initiate or knowingly encourage or facilitate, the making, submission or announcement of an Acquisition Proposal or Acquisition Transaction relating to fuboTV or FaceBank, respectively;

(b) furnish to any Person (other than the other party hereto or any designees of such other party) any non-public information relating to fuboTV or FaceBank, respectively, or any of their respective Subsidiaries, or afford access to their business, properties, assets, books or records, or the business, properties, assets, books or records of any of their respective Subsidiaries, to any Person (other than to the other party hereto or any designees of such other party), in either case in a manner intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal relating to fuboTV or FaceBank, respectively, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction relating to fuboTV or FaceBank, respectively;

(c) participate or engage in discussions or negotiations with any Person (other than the other party hereto and its Representatives) with respect to an Acquisition Proposal or Acquisition Transaction relating to fuboTV or FaceBank, respectively;

(d) approve, endorse or recommend an Acquisition Proposal or Acquisition Transaction relating to fuboTV or FaceBank, respectively;

(e) enter into any letter of intent, memorandum of understanding or other Contract contemplating any Acquisition Proposal or Acquisition Transaction relating to fuboTV or FaceBank, respectively;

(f) terminate, amend or waive any rights under any confidentiality, non-disclosure, “standstill” or other similar Contract between it or any of its Subsidiaries and any Person (other than the other party hereto);

(g) waive the applicability of Section 203 of the DGCL or any portion thereof, to any Person (other than the other party hereto or in connection with the transactions contemplated hereby); or

(h) propose publicly or agree to any of the foregoing with respect to an Acquisition Proposal or Acquisition Transaction relating to fuboTV or FaceBank, respectively.

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Article VII
ADDITIONAL AGREEMENTS

7.1 Efforts to Complete Merger. Upon the terms and subject to the conditions set forth in this Agreement, between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Closing, each of FaceBank, Merger Sub and fuboTV shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement, including using its reasonable best efforts to:

(a) cause the conditions to the Merger set forth in Section 2.2 to be satisfied or fulfilled;

(b) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which FaceBank or fuboTV or any of their respective Subsidiaries is a party in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement so as to maintain and preserve the material benefits under such Contracts following the consummation of the Merger and other transactions contemplated by this Agreement;

(c) obtain all necessary consents, approvals, waivers, Orders and other authorizations from Governmental Authorities, seek the expiration or termination of any applicable waiting periods under applicable Legal Requirements, and make all necessary registrations, declarations and filings with Governmental Authorities, that are reasonably necessary, proper or advisable to consummate and make effective the Merger and other transactions contemplated by this Agreement;

(d) contest and resist any action or proceeding and defend any lawsuits or other legal proceedings, whether judicial, administrative or otherwise, challenging this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement, including seeking to have vacated or otherwise lifted or removed (including by pursuing all avenues of administrative and judicial appeal) any Order that has been issued or granted which is in effect and has the effect of making the consummation of the Merger or any other transactions contemplated by this Agreement illegal, or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger or any other transactions contemplated by this Agreement; and

(e) execute or deliver any additional instruments reasonably necessary to consummate the Merger and all other transactions contemplated by, and to fully carry out the purposes of, this Agreement.

7.2 Regulatory Filings and Clearances.

(a) Without limiting the generality of the provisions of Section 7.1 and to the extent required by applicable Legal Requirements, each of FaceBank and fuboTV shall file (if not filed prior to the date hereof) the Notification and Report Form of the FTC and the Antitrust Division of the DOJ. Each of FaceBank and fuboTV shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that FaceBank and fuboTV reasonably deem necessary and/or appropriate.

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(b) Each of FaceBank and fuboTV shall (i) promptly inform the other party hereto of any communication from any Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement, (ii) if practicable, permit the other party hereto an opportunity to review in advance all the information relating to FaceBank and its Subsidiaries or fuboTV and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Person and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, and incorporate the other party’s reasonable comments thereto, (iii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement, the Merger or any other transactions contemplated hereby unless such party consults with the other party hereto in advance, and, to the extent permitted by such Governmental Authority, gives the other party hereto an opportunity to attend or participate in such meeting or discussion, and (iv) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement, the Merger and all other transactions contemplated by this Agreement; provided, however, that (i) any materials concerning valuation of the transaction or internal financial information may be redacted, and (ii) each of FaceBank and fuboTV may, as each deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2 as “counsel only” and, in such event, such material and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such counsel to non-legal directors, officers, employees or other advisors or representatives of the recipient unless prior consent is obtained in advance from the source of the materials or its legal counsel.

(c) If either FaceBank or fuboTV or either of their respective Affiliates receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(d) In furtherance and not in limitation of the covenants of the parties contained in Section 7.1 and Section 7.2, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transactions contemplated by this Agreement as violative of any Legal Requirement or Order, or if any Legal Requirement or Order is enacted, entered, promulgated or enforced by a Governmental Authority which would make illegal, or would otherwise prohibit or materially impair or delay, the Merger or any other transactions contemplated by this Agreement, each of FaceBank and fuboTV shall cooperate in all respects with each other and use its respective reasonable best efforts to contest such action or proceeding and have vacated or otherwise lifted any such Legal Requirement or Order, including by effecting or committing to, by consent decree, hold separate orders, or otherwise, (i) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of FaceBank and fuboTV or their respective Subsidiaries, and (ii) the imposition of any limitation or regulation on the ability of FaceBank and fuboTV or their respective Subsidiaries to freely conduct their business or own such assets, provided however that nothing in this Section 7.2(d) requires FaceBank or fuboTV to agree to or effectuate any sale, divestiture, license or other disposition or holding separate of any assets or categories of assets if such an action would materially affect FaceBank’s or fuboTV’s respective business. Notwithstanding the foregoing or any other provision of this Agreement between the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, fuboTV shall not, without FaceBank’s prior written consent, and FaceBank and Merger Sub shall not, without fuboTV’s prior written consent, (i) commit to any material sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of FaceBank and fuboTV or their respective Subsidiaries or (ii) agree to any material restriction on its business or the imposition of any material limitation or regulation on the ability of FaceBank and fuboTV or their respective Subsidiaries to freely conduct their business or own such assets.

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(e) In furtherance and not in limitation of the covenants of the parties contained in Section 7.1 and Section 7.2, FaceBank shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and FaceBank shall use reasonable best efforts to take all actions required under any applicable federal or state securities or blue sky laws in connection with the issuance of shares of FaceBank Preferred Stock in the Merger.

7.3 [Intentionally Omitted].

7.4 fuboTV Stockholder Information Statement. fuboTV shall use its best efforts to obtain the fuboTV Requisite Shareholder Approval promptly, and in any event no later than twenty four (24) hours, following the execution of this Agreement. Promptly upon obtaining the fuboTV Requisite Shareholder Approval, fuboTV shall deliver evidence thereof to FaceBank, and shall thereafter, as soon as is reasonably practicable, but in no event later than ten (10) days following the date of this Agreement, prepare and send to all fuboTV Shareholders on the record date for the fuboTV Shareholder Written Consents who did not execute a Shareholder Written Consent the notices required pursuant to Delaware Law. Such materials submitted to the fuboTV Shareholders in connection with such fuboTV Shareholders Written Consents shall be subject to reasonable review and comment by FaceBank and shall include an information statement regarding fuboTV, FaceBank, the terms of this Agreement and the Merger, and the unanimous recommendation of the fuboTV board of directors that the fuboTV Shareholders adopt this Agreement and approve the transaction contemplated hereby (the “fuboTV Information Statement”). Each party agrees that information supplied by such party for inclusion in the fuboTV Information Statement will not, on the date the fuboTV Information Statement is first sent or furnished to the fuboTV Shareholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. The parties shall update, amend and supplement the fuboTV Information Statement from time to time as may be required by applicable Legal Requirements.

7.5 Access; Notice and Consultation; Confidentiality.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, upon reasonable notice and subject to applicable Legal Requirements relating to the exchange of information, each of FaceBank and fuboTV shall, and shall cause their respective Subsidiaries to, afford the other party hereto and its Representatives reasonable access, during normal business hours, to all of its personnel, properties, facilities, contracts, books, records and other information concerning its business, properties and personnel as the other may reasonably request.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of FaceBank and fuboTV shall, and shall cause their respective Subsidiaries to, make available to the other party hereto and its Representatives a copy of each report, schedule, proxy or information statement and other document to be filed by it during such period pursuant to the requirements of federal securities laws or federal or state laws or provided by it to its stockholders, in either case, a reasonable period of time prior to the filing of, or providing of, such reports, schedules, proxy or information statements, registration statements and other documents.

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(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of FaceBank and fuboTV shall promptly notify the other party hereto upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate, or of any failure of such party to comply with or any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in either case such that the conditions to the consummation of the Merger set forth in Section 2.2(b)(i) or Section 2.2(b)(ii) in the case of FaceBank, or Section 2.2(c)(i) or Section 2.2(c)(ii) in the case of fuboTV, would not be satisfied.

(d) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of FaceBank and fuboTV shall promptly notify the other party hereto of (i) any notice or other communication received by it from any Governmental Authority in connection with the Merger or any other transactions contemplated by this Agreement, (ii) any notice or other communication received by it from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any fuboTV Material Contract or FaceBank Material Contract, as the case may be, to which such party or any of their respective Subsidiaries is a party, or (iii) any notice or other communication received by such party or any of their respective Subsidiaries from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such Person is or may be required in connection with the Merger or any other transactions contemplated by this Agreement.

(e) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time each of FaceBank and fuboTV shall promptly advise the other party hereto, orally and in writing, of any litigation commenced after the date hereof against such party or any of its Representatives by any of its current or former stockholders (on their own behalf or on behalf of the company) relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, and shall keep the other party hereto reasonably informed regarding any such litigation. Each of FaceBank and fuboTV shall give the other party hereto the opportunity to consult with such party regarding the defense or settlement of any such stockholder litigation and shall consider the other party’s views with respect to such stockholder litigation, and shall not settle any such stockholder litigation without the prior written consent of the other party hereto.

(f) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of FaceBank and fuboTV shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party hereto and report the general status of the ongoing operations of such party and its Subsidiaries. Each of FaceBank and fuboTV shall promptly notify the other party hereto of any material change in the normal course of business or in the operation of the properties of such party or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the known threat of significant litigation involving such party or any of its Subsidiaries, and will keep the other party hereto fully informed of such events.

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(g) Notwithstanding anything to the contrary set forth in this Section 7.5 or elsewhere in this Agreement, neither FaceBank nor fuboTV nor any of their respective Subsidiaries shall be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Legal Requirement, fiduciary duty or Contract entered into prior to the date of this Agreement. Each of fuboTV and FaceBank shall use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under the circumstances in which the restrictions of the preceding sentence apply. Notwithstanding anything to the contrary set forth herein, no information obtained pursuant to the access granted or notification provided pursuant to this Section 7.5 shall be deemed to (i) amend or otherwise modify in any respect any representation or warranty of the party providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice.

(h) All information acquired pursuant to the access granted or notice provided pursuant to this Section 7.5 shall be subject to the provisions of the Mutual Non-Disclosure Agreement, dated February 25, 2020, between fuboTV and FaceBank (the “Confidentiality Agreement”), which shall continue in full force and effect from and after the execution and delivery of this Agreement and the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, in accordance with its terms and conditions.

7.6 Public Announcements.

(a) Each of FaceBank and fuboTV shall consult with the other party hereto, and give the other party hereto the opportunity to review and comment on, before issuing any press release or making any public announcement or statement with respect to this Agreement, the Merger, any other transactions contemplated by this Agreement or any other material press release and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement.

(b) The initial press release concerning the entry into this Agreement shall be a joint release prepared by both fuboTV and FaceBank.

7.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall, and FaceBank shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of fuboTV and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between fuboTV or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of fuboTV or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, the Surviving Corporation and its Subsidiaries shall, and FaceBank shall cause the Surviving Corporation and its Subsidiaries to, cause their respective certificates or articles of incorporation and bylaws (and other similar organizational documents) to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions contained in the Certificate of Incorporation and Bylaws (or other similar organizational documents) of fuboTV and its Subsidiaries immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any respect except as and to the extent required by applicable Legal Requirements.

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(b) For a period of six (6) years following the Effective Time, the Surviving Corporation shall, and FaceBank shall cause the Surviving Corporation to, maintain in effect the existing policy of fuboTV’s directors’ and officers’ liability insurance (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement to the extent that such acts or omissions are covered by the D&O Policy) and covering each Indemnified Party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof; provided, however, that in no event shall FaceBank or the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the current annual premium paid by fuboTV for such insurance (such 200% amount, the “Maximum Annual Premium”), provided that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain, and FaceBank shall cause and financially enable the Surviving Corporation to obtain, a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, in lieu of its obligations under this Section 7.7(b), FaceBank or fuboTV may purchase a six-year “tail” prepaid policy on the D&O Policy on terms and conditions no less advantageous than the D&O Policy, and in the event that FaceBank shall purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall, and FaceBank shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder in lieu of all other obligations of FaceBank and the Surviving Corporation under this Section 7.7(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) The obligations under this Section 7.7 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 7.7(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 7.7(b) (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 7.7(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.7, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 7.7(b) (and their heirs and representatives)) under this Section 7.7 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by fuboTV or any of its Subsidiaries, or applicable Legal Requirement (whether at law or in equity).

(d) In the event that FaceBank, the Surviving Corporation or any of their Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least fifty percent (50%) of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.7.

7.8 Takeover Statutes.

If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of fuboTV and FaceBank and their respective boards of directors shall take all lawful actions necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Laws on this Agreement, the Merger and the other transactions contemplated hereby.

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7.9 Section 16 Matters.

Prior to the Effective Time, fuboTV, FaceBank and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of fuboTV Capital Stock resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to fuboTV immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of the Stock Merger Consideration resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to FaceBank, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.10 Tax Matters. None of FaceBank, Merger Sub or fuboTV shall, and they shall not permit any of their respective Subsidiaries to, take any action (or refrain from taking any action) prior to or following the Effective Time that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

7.11 FIRPTA Certificate.

On or prior to the Closing Date, fuboTV shall deliver to FaceBank a properly executed statement in a form reasonably acceptable to FaceBank for purposes of satisfying FaceBank’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

7.12 Obligations of Merger Sub.

FaceBank shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

Article VIII
GOVERNANCE MATTERS

8.1 FaceBank Board of Directors and Management.

(a) Board of Directors. Upon the Effective Time, the board of directors of FaceBank shall have seven (7) members, comprised of (i) John Textor, (ii) David Gandler, (iii) three (3) members to be selected by FaceBank and (iv) two (2) members to be selected by fuboTV. fuboTV and FaceBank agree that in the event that any of the individuals identified in the immediately preceding sentence are unable to serve, for any reason, as a director of FaceBank at the Effective Time, then FaceBank, with respect to the individuals identified in clause (iii) of the immediately preceding sentence, and fuboTV, with respect to the individuals identified in clause (iv) of the immediately preceding sentence, shall have the right to designate another individual, as applicable, to serve as a director of FaceBank in place of the individual originally selected.

(b) Executive Chairman. Immediately following the Effective Time, the executive chairman of the board of directors of FaceBank shall be John Textor.

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(c) Executive Officers. Immediately following the Effective Time, (i) the chief executive officer of FaceBank shall be David Gandler, (ii) the chief financial officer of FaceBank shall be Kevin Weston and (iii) the president of FaceBank shall be Jordan Fiksenbaum.

(d) Designation of FaceBank Series AA Preferred Stock. Prior to the Effective Time, FaceBank shall have filed with the State of Florida pursuant to the FCBA (i) Articles of Amendment to its Articles of Incorporation with respect to the designation of the Series AA Preferred Stock that will be issued as the Stock Merger Consideration pursuant to the terms hereof in the form of Exhibit E hereto or in a form as may otherwise be mutually agreed among the parties and (ii) Articles of Amendment to its Articles of Incorporation that shall terminate, cancel and withdraw the shares of FaceBank Preferred Stock previously designated as “Series A Preferred Stock”, “Series B Preferred Stock”, “Series C Preferred Stock” and “Series X Convertible Preferred Stock”.

(e) Effectuation. Prior to the Effective Time, fuboTV and FaceBank shall take all action necessary to effectuate the provisions of this Section 8.1.

8.2 Corporate Branding. The parties intend that, following the Merger, the name of FaceBank shall be renamed to use the fuboTV brand name, in a manner consistent with fuboTV being a recognized brand name. The parties intend that the shares of FaceBank Common Stock shall continue to trade under the ticker symbol “FBNK” until such a time as “FUBO” or another ticker symbol consistent with fuboTV being a recognized brand name can be confirmed as available for listing on either the Nasdaq or the NYSE, in which case the parties will use their respective reasonable efforts to cause “FUBO” or such other ticker symbol to be used once confirmed as available.

8.3 Option Pool. As soon as reasonably practicable following the Closing Date, FaceBank shall create an incentive stock option pool in an aggregate amount equal to ten percent (10%) of the Fully Diluted FaceBank Shares that are outstanding as of the date of the creation of such pool.

Article IX
TERMINATION OF AGREEMENT

9.1 Termination.

Notwithstanding the prior receipt of the Requisite fuboTV Shareholder Approval and/or the Requisite FaceBank Shareholder Approval, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party hereto):

(a) by mutual written consent duly authorized by the fuboTV board of directors of directors and the FaceBank board of directors of directors;

(b) by either FaceBank or fuboTV:

(i) if any Governmental Authority of competent jurisdiction and within a jurisdiction material to the business operations of FaceBank and fuboTV, taken together, shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Legal Requirement that is in effect and has the permanent effect of making the consummation of the Merger illegal, or which has the effect of permanently prohibiting, preventing or otherwise restraining the consummation of the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the consummation of the Merger illegal or which has the permanent effect of prohibiting, preventing or otherwise restraining the Merger, and such Order has become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have complied with its obligations under Section 7.1(d) to have any such Order vacated or lifted or removed;

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(ii) if the Merger shall have not been consummated by April 15, 2020 (the “Termination Date”); or

(iii) if the terminating party is not then in material breach of any of its covenants and obligations under this Agreement in the event of (A) a breach of any covenant or obligation set forth in this Agreement by the other party hereto, or (B) any inaccuracy in any of the representations and warranties of the other party hereto set forth in this Agreement when made or at any time prior to the Effective Time, in either case such that the conditions to the consummation of the Merger set forth in Section 2.2(b)(i) or Section 2.2(b)(ii) in the case of FaceBank, or Section 2.2(c)(i) or Section 2.2(c)(ii) in the case of fuboTV, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that any such breach or inaccuracy is curable through the exercise of commercially reasonable efforts by the party committing such breach or making such inaccurate representations and warranties, then the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) until the expiration of a twenty (20) calendar day period after delivery of written notice of such breach or inaccuracy to the party committing such breach or making such inaccurate representations and warranties (it being understood that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) may not terminate this Agreement pursuant to this Section 9.1(b) if such breach or inaccuracy is cured by the other party hereto within such twenty (20) calendar day period);

(c) by:

(i) FaceBank, if fuboTV shall not have delivered to FaceBank the fuboTV Requisite Shareholder Approval within twenty four (24) hours following the execution of this Agreement; or

9.2 Effect of Termination.

In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its directors, officers, affiliates or stockholders except (i) that the provisions of this Section 9.2, Section 9.3 and Article X shall survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement or for willful or intentional misrepresentation of material facts that constitute common law fraud under applicable Legal Requirements. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

9.3 Fees and Expenses. Other than as specifically set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses, whether or not the transactions contemplated hereby are consummated; provided however, that notwithstanding the foregoing or anything to the contrary set forth herein, (i) all fees and expenses, other than attorneys’ fees and expenses, incurred in connection with the filings by FaceBank and fuboTV under the HSR Act, shall be paid by fuboTV at the time any such fees, costs and expenses become due and payable and (ii) all fees and expenses incurred in connection with the D&O Policy shall be paid by FaceBank at the time any such fees, costs and expenses become due and payable.

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Article X
GENERAL PROVISIONS

10.1 Certain Interpretations.

(a) Unless otherwise indicated all references herein to Articles, Sections, Exhibits or Letters shall be deemed to refer to Articles, Sections, Exhibits or Letters of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(e) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(f) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(g) All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

10.2 Survival

. None of the representations and warranties set forth in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions. The covenants and agreements set forth in this Agreement which are written as applying to the time following the Effective Time shall survive in accordance with their terms. Upon any termination or expiration of this Agreement prior to the Effective Time, the covenants and agreements set forth in this Agreement which are written as applying to the time following such expiration or termination shall survive in accordance with their terms.

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10.3 Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic mail, with confirmation received, to the address specified below (or at such other address for a party as shall be specified by like notice):

(a)	If to fuboTV:

fuboTV

1330 Avenue of the Americas, 7th Floor

New York, NY 10019

Attention: Chief Executive Officer

Email: dgandler@fubo.tv

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Robert G. Day

Email: rday@wsgr.com

and with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati Professional Corporation
1301 Avenue of the Americas, 40th Floor

New York, NY 10019-6022

Attention: Megan J. Baier
Email: mbaier@wsgr.com

and with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati Professional Corporation
1700 K Street NW, Fifth Floor

Washington, DC 20006

Attention: Mark P. Holloway

Email: mholloway@wsgr.com

(b)	If to FaceBank or Merger Sub:

c/o FaceBank

1115 Broadway, 12th Floor

New York, NY

Attention: Chief Executive Officer

Email: john.textor@facebank.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154
Attention: Mitchell S. Nussbaum

Email: mnussbaum@loeb.com

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of email, on the date sent if confirmation of receipt is received, (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (iv) in the case of mailing, on the third (3rd) Business Day following that on which the piece of mail containing such communication is posted.

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10.4 Assignment.

Except as expressly permitted in this Section 10.4, neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement of any such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Notwithstanding the foregoing, FaceBank shall be allowed to collaterally assign this Agreement and its rights hereunder to FB Loan Series I, LLC without the prior written consent of the other parties.

10.5 Amendment.

Subject to applicable Legal Requirements and the other provisions of this Agreement, this Agreement may be amended by the parties hereto by action taken by their respective boards of directors at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of FaceBank, Merger Sub and fuboTV; provided, however, that no amendment shall be made which by applicable Legal Requirement requires further approval of the fuboTV Shareholders without the further approval of the fuboTV Shareholders which by applicable Legal Requirements requires further approval of the FaceBank Shareholders without the further approval of the FaceBank Shareholders.

10.6 Extension; Waiver.

At any time and from time to time prior to the Effective Time, (a) the parties hereto may, mutually agree, each in their sole discretion and to the extent legally allowed and except as otherwise set forth herein, to extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) any party may waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) each of the parties may waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.7 Specific Performance.

The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. If prior to the Termination Date, any party brings any action to enforce specifically the performance of the other terms and provisions of this Agreement by any other party, the Termination Date shall automatically be extended by (a) the amount of time during which such action is pending plus five (5) Business Days or (b) such other time period established by the state or federal court in the State of Delaware to which this action is brought pursuant to Section 10.13.

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10.8 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.9 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.10 Entire Agreement.

This Agreement (including the fuboTV Disclosure Letter, the FaceBank Disclosure Letter and the other schedules, exhibits, documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

10.11 No Third Party Beneficiaries.

Nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than the Indemnified Parties intended to be third party beneficiaries under the provisions of Section 7.7, who shall have the right to enforce such provisions directly.

10.12 Governing Law.

This Agreement and all actions or proceedings (whether based in contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of FaceBank, Merger Sub or fuboTV in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.13 Consent to Jurisdiction.

Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within the State of Delaware (or any federal court within the State of Delaware if such state court declines to accept or does not have jurisdiction) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

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10.14 Waiver of Jury Trial.

EACH OF FACEBANK, MERGER SUB AND FUBOTV HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF FACEBANK, MERGER SUB OR FUBOTV IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

10.15 Limitation on Damages

In no event will any party be liable to any other party under or in connection with this Agreement or in connection with the transactions contemplated herein for special, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the party sought to be held liable has been advised of the possibility of such damage.

10.16 Counterparts.

This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties hereto may execute such counterparts by means of facsimile transmission or electronic mail (e.g., “.pdf”), and the parties agree that the receipt of such executed counterparts shall be binding on such parties and shall be construed as originals.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, FaceBank, Merger Sub and fuboTV have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FaceBank Group, Inc.

By:	/s/ John Textor
Name:	John Textor
Title:	Chief Executive Officer

[AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

IN WITNESS WHEREOF, FaceBank, Merger Sub and fuboTV have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FUBOTV ACQUISITION CORP.

By:	/s/ John Textor
Name:	John Textor
Title:	President

[AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

IN WITNESS WHEREOF, FaceBank, Merger Sub and fuboTV have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FUBOTV INC.

By:	/s/ David Gandler
Name:	David Gandler
Title:	Chief Executive Officer

[AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

ANNEX A

DEFINITIONS AND INTERPRETATIONS

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” shall mean any offer, indication of interest or proposal (other than an offer, indication of interest or proposal by the other party hereto) relating to any Acquisition Transaction.

(b) “Acquisition Transaction” shall mean, with respect to fuboTV or FaceBank, any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from a party hereto by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of a fifteen percent (15%) or greater interest in the total outstanding equity interests or voting securities of such party, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding equity interests or voting securities of a party hereto; (ii) any acquisition or purchase of fifty percent (50%) or more of any class of equity or other voting securities of one or more Subsidiaries of a party hereto the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (iii) any merger, consolidation, business combination or other similar transaction involving a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole, pursuant to which the stockholders of such party or such Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iv) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of a party hereto that generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; or (vi) any combination of the foregoing.

(c) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

Annex A-1

(d) “Affiliation Agreement” means any Contract for the distribution, retransmission or carriage of channels, programming or other audiovisual content.

(e) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Legal Requirements or other governmental action to close.

(f) “Contract” shall mean any legally binding oral or written contract, subcontract, agreement or commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding obligation, arrangement or understanding.

(g) “Delaware Law” shall mean the DGCL and any other applicable Legal Requirements of the State of Delaware.

(h) “DGCL” means the General Corporation Law of the State of Delaware.

(i) “Dissenting Shares” means any shares of fuboTV Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which the holder thereof has properly demanded appraisal rights in accordance with Delaware Law in connection with the Merger, and who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law.

(j) “DOJ” shall mean the United States Department of Justice or any successor thereto.

(k) “Effect” means a fact, development, circumstance, condition, event, occurrence, change or effect, or any of them.

(l) “Employee Benefit Plan” means any material “employee pension benefit plan” covered under Section 3(2) of ERISA, any material “employee welfare benefit plan” covered under Section 3(1) of ERISA, and any other material written or oral plan, agreement or arrangement involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, incentive compensation or post-retirement compensation or post-employment compensation and all material employment, management, consulting, relocation, repatriation, expatriation, visa, work permit, change in control, severance or similar agreements, written or otherwise, which is maintained or contributed to or required to be maintained or contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of fuboTV or any of its Subsidiaries or FaceBank or any of its Subsidiaries, as applicable, or any of their respective ERISA Affiliates, or with respect to which any such party has or may have any material Liability.

(m) “Environmental Laws” are all laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, all as amended at any time.

(n) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

Annex A-2

(o) “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included fuboTV or FaceBank, as applicable, or a Subsidiary of fuboTV or FaceBank, as applicable.

(p) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(q) “FaceBank Articles of Incorporation” shall mean the FaceBank Articles of Incorporation, as in effect on the date hereof.

(r) “FaceBank Balance Sheet” shall mean the unaudited balance sheet of FaceBank contained in the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019.

(s) “FaceBank By-Laws” shall mean the By-Laws of FaceBank, as amended and in effect on the date hereof.

(t) “FaceBank Capital Stock” shall mean FaceBank Common Stock and FaceBank Preferred Stock, together.

(u) “FaceBank Common Stock” shall mean the Common Stock, par value $0.0001 per share, of FaceBank.

(v) “FaceBank Environmental Permit” means any FaceBank Permit that is issued pursuant to any Environmental Law.

(w) “FaceBank Employee Plans” shall mean all Employee Benefit Plans maintained, or contributed to by FaceBank, any of FaceBank’s Subsidiaries or any of their respective ERISA Affiliates or to which FaceBank, any of FaceBank’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may reasonably be likely to have a material liability for premiums or benefits or other obligations.

(x) “FaceBank Intellectual Property Rights” shall mean shall Intellectual Property Rights that are owned by or exclusively licensed to FaceBank or its Subsidiaries.

(y) “FaceBank Material Adverse Effect” shall mean any Effect that, individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the FaceBank Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of FaceBank and its Subsidiaries, taken as a whole; provided, however, that no Effects (by themselves or when aggregated with any other Effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a FaceBank Material Adverse Effect, and no Effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other Effects) shall be taken into account when determining whether a FaceBank Material Adverse Effect has occurred or may, would or could occur (but solely to the extent, in the case of clauses (i) through (iv), that such Effects do not have a disproportionate adverse effect on FaceBank and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which FaceBank operates):

Annex A-3

(i) economic, business, financial or political conditions (including interest or exchange rates) in the United States or any other jurisdiction in which FaceBank or any of its Subsidiaries has substantial business or operations, and any changes therein;

(ii) conditions in the industry or industries in which FaceBank operates, and any changes therein;

(iii) conditions in the financial markets, and any changes therein;

(iv) acts of terrorism or war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, geopolitical conditions, weather conditions, power outages, national or international calamity, crisis or emergency, pandemics and other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement;

(v) the announcement or pendency of this Agreement, the Merger and the other transactions contemplated by this Agreement, including any termination of, reduction of, reduction in or similar adverse effect on relationships, contractual or other, with any customers, distributors, partners or employees of FaceBank or its subsidiaries directly attributed to the announcement of this Agreement or the pendency or consummation of the transaction contemplated hereby;

(vi) changes in Legal Requirements or GAAP (or any interpretations of GAAP);

(vii) failure by FaceBank or any of its Subsidiaries to take any action that is expressly prohibited by this Agreement;

(viii) the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself;

(ix) any action or failure to take a material action required by FaceBank pursuant to this Agreement that is requested in writing by fuboTV;

(x) any legal claims made or brought by any current or former FaceBank Shareholders (on their own behalf or on behalf of FaceBank) or other Legal Proceedings arising out of or related to this Agreement, the Merger or any other transactions contemplated by this Agreement.

(z) “FaceBank Preferred Stock” shall mean the Preferred Stock, par value $0.0001 per share, of FaceBank.

(aa) “FaceBank Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of FaceBank and/or any of its Subsidiaries.

(bb) “FaceBank Shareholders” shall mean holders of shares of FaceBank Capital Stock.

(cc) “FBCA” shall mean the Florida Business Corporation Act.

Annex A-4

(dd) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.

(ee) “fuboTV Certificate of Incorporation” shall mean the Fifth Amended and Restated Certificate of Incorporation of fuboTV, as amended and in effect on the date hereof.

(ff) “fuboTV Balance Sheet” shall mean the unaudited balance sheet of fuboTV made available to FaceBank for the year ended December 31, 2019.

(gg) “fuboTV Bylaws” shall mean the Bylaws of fuboTV, as amended and in effect on the date hereof.

(hh) “fuboTV Capital Stock” shall mean fuboTV Common Stock and fuboTV Preferred Stock, together.

(ii) “fuboTV Common Stock” shall mean the Common Stock, par value $0.001 per share, of fuboTV.

(jj) “fuboTV Employee Plans” shall mean all Employee Benefit Plans maintained, or contributed to by fuboTV, any of fuboTV’s Subsidiaries or any of their respective ERISA Affiliates or to which fuboTV, any of fuboTV’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may reasonably be likely to have a material liability for premiums or benefits or other obligations.

(kk) “fuboTV Environmental Permit” means any fuboTV Permit that is issued pursuant to any Environmental Law.

(ll) “fuboTV Intellectual Property Rights” shall mean Intellectual Property Rights that are owned by or exclusively licensed to fuboTV or its Subsidiaries.

(mm) “fuboTV Material Adverse Effect” shall mean any Effect that, individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the fuboTV Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of fuboTV and its Subsidiaries, taken as a whole; provided, however, that no Effects (by themselves or when aggregated with any other Effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a fuboTV Material Adverse Effect, and no Effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other Effects) shall be taken into account when determining whether a fuboTV Material Adverse Effect has occurred or may, would or could occur (but solely to the extent, in the case of clauses (i) through (iv), that such Effects do not have a disproportionate adverse effect on fuboTV and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which fuboTV operates):

(i) economic, business, financial or political conditions (including interest or exchange rates) in the United States or any other jurisdiction in which FaceBank or any of its Subsidiaries has substantial business or operations, and any changes therein;

(ii) conditions in the industry or industries in which fuboTV operates, and any changes therein;

(iii) conditions in the financial markets, and any changes therein;

Annex A-5

(iv) acts of terrorism or war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, geopolitical conditions, weather conditions, power outages, national or international calamity, crisis or emergency, pandemics and other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement;

(v) the announcement or pendency of this Agreement, the Merger and the other transactions contemplated by this Agreement, including any termination of, reduction of, reduction in or similar adverse effect on relationships, contractual or other, with any customers, distributors, partners or employees of fuboTV or its subsidiaries directly attributed to the announcement of this Agreement or the pendency or consummation of the transaction contemplated hereby;

(vi) changes in Legal Requirements or GAAP (or any interpretations of GAAP);

(vii) failure by fuboTV or any of its Subsidiaries to take any action that is expressly prohibited by this Agreement;

(viii) the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself;

(ix) any action or failure to take any material action required by fuboTV pursuant to this Agreement that is requested in writing by FaceBank;

(x) any legal claims made or brought by any current or former fuboTV Shareholders (on their own behalf or on behalf of fuboTV) or other Legal Proceedings arising out of or related to this Agreement, the Merger or any other transactions contemplated by this Agreement.

(nn) “fuboTV Preferred Stock” shall mean the Preferred Stock of fuboTV, par value $0.001 per share.

(oo) “fuboTV Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of fuboTV and/or any of its Subsidiaries.

(pp) “fuboTV Shareholders” shall mean holders of shares of fuboTV Capital Stock.

(qq) “Fully Diluted FaceBank Shares” means a number equal to, without duplication, (i) the aggregate number of issued and outstanding shares of FaceBank Capital Stock, on an as-converted to FaceBank Common Stock basis, plus (ii) the aggregate number of shares of FaceBank Capital Stock, on an as-converted to FaceBank Common Stock basis, that are issuable upon full exercise, exchange or conversion of all FaceBank Stock Options or any other securities or rights (whether vested or unvested) that are exercisable for, exchangeable for or convertible into, shares of FaceBank Capital Stock; provided, however, that the number of shares of FaceBank Capital Stock issuable with respect any such exercisable, exchangeable or convertible securities or rights (x) set forth on Section 4.5(d) of the FaceBank Disclosure Letter or (y) issued after the date hereof consistent with Section 5.2(b)(iii) shall be calculated using the Treasury Stock method based on the Per Share Value in accordance with GAAP; provided, further that any shares of FaceBank Capital Stock issuable with respect to any of the (i) convertible notes or (ii) FaceBank Series D Convertible Preferred Stock, in each case, set forth on Section 4.5(d) of the FaceBank Disclosure Letter shall be disregarded for purposes of this definition.

Annex A-6

(rr) “Fully Diluted fuboTV Shares” means a number equal to, without duplication, (i) the aggregate number of issued and outstanding shares of fuboTV Capital Stock, on an as-converted to fuboTV Common Stock basis, plus (ii) the aggregate number of shares of fuboTV Capital Stock, on an as-converted to fuboTV Common Stock basis, that are issuable upon full exercise, exchange or conversion of all fuboTV Stock Options or any other securities or rights (whether vested or unvested) that are exercisable for, exchangeable for or convertible into, shares of fuboTV Capital Stock.

(ss) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(tt) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(uu) “Hazardous Material” is any material, chemical, emission, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment.

(vv) “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back, collection, recycling, or product content requirements.

(ww) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(xx) “Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates (“Patent”), (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”), (iii) trade and industrial secrets and confidential information and know-how (“Trade Secrets”), (iv) trademarks, trade names and service marks, and any applications or registration of the same (“Trademarks”), (v) other proprietary rights relating or with respect to the protection of Technology, and (vi) analogous rights to those set forth above.

(yy) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(zz) “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Authority.

(aaa) “Legal Requirements” shall mean applicable domestic or foreign federal, state, provincial, local, municipal or other law, statute, treaty, constitution, principle of common law, binding resolution, ordinance, code, binding edict, directive, Order, rule, regulation or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

Annex A-7

(bbb) “Liabilities” shall mean any liability, obligation or commitment of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

(ccc) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature, but excluding non-exclusive licenses of Intellectual Property Rights.

(ddd) “Note Purchase Agreement” shall mean that certain note purchase agreement dated on or around the date hereof by and among FaceBank, Merger Sub, Evolution AI Corporation, and Pulse Evolution Corporation, as borrower, and FB Loan Series I, LLC, as purchaser.

(eee) “Option Exchange Ratio” means the product obtained by multiplying (x) the Stock Exchange Ratio by (y) two (2).

(fff) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order, whether temporary, preliminary or permanent, of any Governmental Authority that is binding on any Person or its property under applicable Legal Requirements.

(ggg) “Pension Plan” shall mean an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(hhh) “Per Share Value” shall mean an amount equal to $10.1666666667.

(iii) “Person” shall mean any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, joint venture, estate, trust, firm or other enterprise, association, organization, entity or any Governmental Authority.

(jjj) “Public Software” means any software that is or contains, in whole or in part, any software that is licensed pursuant to an “open source” licensing agreement or similar agreement, including without limitation software licensed under the GNU General Public License (GPL) or the GNU Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.

(kkk) “Registered Intellectual Property” shall mean any Intellectual Property Right that is the subject of a formal application or registration with any Governmental Authority (or with respect to domain names, any domain name registrar) including (i) issued Patents, (ii) registered Copyrights (including maskwork registrations), (iii) registered Trademarks, (iv) domain name registrations, and (v) any applications, including provisional applications, for such registrations (as applicable).

(lll) “Requisite fuboTV Shareholder Approval” means with respect to this Agreement and the transactions contemplated hereby, the affirmative vote to adopt this Agreement and approve the Merger by: (i) the holders of at least a majority of the issued and outstanding shares of fuboTV Preferred Stock, voting together as a single class on an as-converted into fuboTV Common Stock basis, (ii) the holders of at least a majority of the issued and outstanding shares of fuboTV Series E Preferred Stock, voting together as a single class on an as-converted into fuboTV Common Stock basis; provided that such approval must include the approval of Viacom International Inc. or an affiliate (iii) the holders of at least a majority of the issued and outstanding shares of fuboTV Series D Preferred Stock, voting together as a single class on an as-converted into fuboTV Common Stock basis; provided that such approval must include the approval of AMC Networks Inc. or an affiliate, (iv) one or more fuboTV Series C Preferred Stock holders who is not affiliated with 21st Century Fox America, Inc. or Sky Ventures Limited, or their affiliates, and (v) the holders of at least a majority of the issued and outstanding shares of fuboTV Capital Stock, voting together as a single class on an as converted to Company Common Stock basis.

Annex A-8

(mmm) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(nnn) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(ooo) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(ppp) “Stock Exchange Ratio” means the quotient obtained by dividing (x) the Fully Diluted FaceBank Shares as of immediately prior to the Effective Time (which shall not, in any event, be less than the Fully Diluted FaceBank Shares that are disclosed as of the date of this Agreement in Section 4.5 and Section 4.5 of the FaceBank Disclosure Letter), by (y) the Fully Diluted fuboTV Shares, measured as of immediately prior to the Effective Time.

(qqq) “Stock Merger Consideration” means a number of shares of a newly created class of FaceBank Preferred Stock equal to the Fully Diluted FaceBank Shares as of immediately prior to the Effective Time (which shall not, in any event, be less than the Fully Diluted FaceBank Shares that are disclosed as of the date of this Agreement the second sentence of Section 4.5 and Section 4.5 of the FaceBank Disclosure Letter)), to be designated “Series AA Preferred Stock”, which shall be entitled to 0.8 votes per share and shall be entitled to the protective provisions and other terms with respect thereto as set forth in the Certificate of Designation filed in accordance with Section 8.1(d).

(rrr) “Subsidiary” of any Person shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner, manager or managing member, (ii) such party or any Subsidiary of such party owns at least a majority of the outstanding equity or voting securities or interests or (iii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(sss) “Taxes” shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor or transferor.

(ttt) “Tax Return” shall mean any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Annex A-9

(uuu) “Technology” shall mean tangible embodiments of any or all of the following (i) works of authorship including computer programs, source code, executable code, RTL and GDS II files, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, verilog files, emulation and simulation reports, test vectors, and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

Additional Definitions

. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Assumed Option	1.4(c)(i)
Book Entry Shares	2.3(c)
Certificates	2.3(c)
Certificate of Merger	1.1
Closing	2.1
Closing Date	2.1
Closing Date Revolving Credit Facility	Preamble
Code	Preamble
Confidentiality Agreement	7.5(h)
D&O Policy	7.7(b)
Delaware Secretary of State	1.1
DPA	4.23
Effective Time	1.1
Exchange Agent	2.3(a)
Exchange Fund	2.3(b)
FaceBank	Preamble
FaceBank Disclosure Letter	Article IV
FaceBank Fundamental Representation	2.2(c)(ii)(A)
FaceBank In Licenses	4.13(e)
FaceBank IP Licenses	4.13(f)
FaceBank Material Contract	4.14(a)
FaceBank Out Licenses	4.13(f)
FaceBank Permits	4.20
FaceBank Privacy Policy	4.13(i)
FaceBank Qualified Plan	4.16(b)
FaceBank Real Property Leases	4.11
FaceBank Registered Intellectual Property	4.13(a)
FaceBank SEC Reports	4.7
FaceBank Stock Plan	4.5(b)

Annex A-10

Term	Section Reference
FaceBank Subsidiary Documents	4.4
FaceBank Support Shareholders	Preamble
fuboTV	Preamble
fuboTV Disclosure Letter	Article III
fuboTV Fundamental Representations	2.2(b)(ii)(A)
fuboTV Information Statement	7.4
fuboTV In Licenses	3.12(e)
fuboTV IP Licenses	3.12(f)
fuboTV Material Contract	3.13(a)
fuboTV Out Licenses	3.12(f)
fuboTV Privacy Policy	3.12(i)
fuboTV Permits	3.19
fuboTV Qualified Plan	3.15(d)
fuboTV Real Property Leases	3.10
fuboTV Registered Intellectual Property	3.12(a)
fuboTV Shareholder Written Consent	Preamble
fuboTV Stock Awards	3.5(c)
fuboTV Stock Option	1.4(c)(i)
fuboTV Stock Plans	3.5(b)
fuboTV Subsidiary Documents	3.4
fuboTV Support Shareholders	Preamble
Indemnified Parties	7.7(a)
Letter of Transmittal	2.3(c)
Lock-Up Agreement	Preamble
Maximum Annual Premium	7.7(b)
Merger	Preamble
Merger Sub	Preamble
Signing Date Loan	Preamble
Surviving Corporation	1.1
Takeover Laws	3.23
Termination Date	9.1(b)(ii)
WARN Act	3.17(c)

Annex A-11

EXHIBIT A

FORM OF LOCK-UP AGreement

EXHIBIT B

FUBOTV SHAREHOLDER WRITTEN CONSENT

EXHIBIT C

CLOSING DATE REVOLVING CREDIT FACILITY

EXHIBIT D

SIGNING DATE LOAN

EXHIBIT E

CERTIFICATE OF DESIGNATION